AGREEMENT AND PLAN OF MERGER

                AGREEMENT AND PLAN OF MERGER dated as of September 8, 1995, by and among Financial Benefit Group, Inc., a Delaware corporation (the "Company"), AmVestors Financial Corporation, a Kansas corporation ("Parent"), and AmVestors Acquisition Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

                WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company, and such Boards of Directors have approved the merger of the Company with and into the Merger Subsidiary upon the terms and subject to the conditions set forth herein;

                WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                WHEREAS, Parent wishes for no more than 150,000 shares of Parent Stock (as hereinafter defined) to be issuable pursuant to the exercise of FBG Options (as hereinafter defined) after the Closing Date (as hereinafter defined);

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

                      SECTION 1.1.
THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1(b)), the
Company shall be merged with and into the Merger Subsidiary (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of the Company shall cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

                      (b)The consummation of the Merger (the "Closing") shall take place (i) at the offices of Bryan Cave LLP, St. Louis at 10:00 A.M., on such date (the "Closing Date") as Parent shall notify the Company in writing not less than five days prior thereto, which date shall not be more than 10 days after the last of the conditions set forth in Article 8 hereof shall be satisfied or waived in accordance with this Agreement, or (ii) such other place, time and date as the parties hereto shall agree. Prior to the Closing, Merger Subsidiary and the Company shall execute and deliver to the Secretary of State of the State of Delaware, a Certificate of Merger in proper form for filing under the DGCL on the day of the Closing, and the Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger, such time being herein called the "Effective Time."

                      (c)The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of the Company and the Merger Subsidiary and all obligations belonging to or due each of them shall be vested in the Surviving Corporation without further act or deed; (ii) title to any real estate or any interest therein vested in either of the Company or the Merger Subsidiary shall not revert or in any way be impaired by reason of the Merger; (iii) all rights of creditors and all liens on any property of the Company and the Merger Subsidiary shall be preserved unimpaired; and (iv) the Surviving Corporation shall be liable for all the obligations of the Company and the Merger Subsidiary, and any claim existing, or action or proceeding pending, by or against either of them, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.
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                      SECTION 1.2.    CONVERSION OF SHARES.
(a) Prior to the Effective Time, each issued and outstanding share of the Company's Class B common stock, par value $.01 per share ("Company B Stock") shall be converted into 1.35 shares of the Company's Class A common stock ("Company A Stock") (the shares of Company B Stock and Company A Stock are hereinafter referred to collectively as "Shares" and in the singular as a "Share"), in accordance with the provisions of the Company's restated Certificate of Incorporation.

                      (b)At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                      (i)each Share held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, retired, and shall cease to exist, and no payment shall be made with respect thereto;

                      (ii)each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and such shares in the aggregate shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and
                (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.2(b)(i), be converted into the right to receive (X) the Cash Portion Per Share (as defined in Section 1.2(d)), plus (Y) a Parent Warrant Fraction (as defined in
Section 1.2(e)) of a Parent Warrant (as defined in Section 1.2(e)) as determined pursuant to Section 1.2(e)), plus (Z) that number of shares of common stock, no par value, of Parent (the "Parent Stock") equal to $5.00 minus the Cash Portion Per Share ("Stock Portion Per Share"), divided by the Parent Stock Price (as defined below), if the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25; that number of shares of Parent Stock equal to the Stock Portion Per Share divided by $10.50, if the Parent Stock Price is less than $10.50; and that number of shares equal to the Stock Portion Per Share divided by $13.25 if the Parent Stock Price is greater than $13.25, in any such case carried to the fourth decimal place (such amount of stock as so determined being herein referred to as the "Stock Per Share Amount"). If the Parent Stock Price is greater than $14.50 or less than $9.50 this Agreement may be terminated in accordance with the provisions of Section 9.1(h) hereto.

                        (c)The average of the closing prices of the Parent Stock for the twenty trading day period ending the third trading day prior to the Closing ("Pricing Date") shall be defined as the "Parent Stock Price". The closing price for each day shall be the last sale price, regular way, as reported in the principal consolidated transaction reporting system for securities listed on New York Stock Exchange.

                        (d)The "Cash Portion Per Share" shall be equal to the amount obtained by dividing (i) $10 million (or such greater amount not exceeding $15 million that Parent may determine in its sole discretion) minus any amounts payable to holders of FBG Options (as defined in Section 3.7(b)) pursuant to Sections 1.5(c), 1.5(d) and 1.5(e), by
(ii) the number of Shares outstanding immediately prior to the Effective
Time.

                        (e)A "Parent Warrant" shall be the right to purchase one share of Parent Stock. The "Parent Warrant
Fraction" shall be that fraction of a Parent Warrant equal in value to $.31 as determined by the Black-Scholes model in the Equity Option Calculator licen sed by Bloomberg L.P. with the following assumptions used for such model: (i) a Parent Warrant shall be exercisable for a period of six years following the Pricing Date; (ii) the exercise price shall be equal to 135% of the Parent Stock Price; (iii) the option type will be American; (iv) the options will be "dilutive"; (v) the volatility rate shall be the rate prescribed by the Bloomberg model as of the Pricing Date; (vi) the semi-annual risk-free interest rate as prescribed by the Bloomberg model as of the Pricing Date shall be used; (vii) a cash dividend of $.075 per share of Parent Stock on April 13 of each year; and (viii) the number of shares of Parent Stock outstanding following the Merger. Parent Warrants shall
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be represented by
warrant certificates with the terms attached as Schedule IV hereto and issued pursuant to a warrant agreement, the language of which will be negotiated by the parties prior to the mailing of the proxy statements as described herein ("Warrant Agreement").

                     (f)The Cash Portion Per Share, and the fraction of Parent Warrant and the Parent Stock into which a Share is converted pursuant to the Merger, are referred to herein as the "Merger Consideration".

                SECTION 1.3.        SURRENDER AND
PAYMENT. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. At and after the Effective Time as required, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which, among other things, shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

                     (b)Each holder of Shares, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares together with a properly completed letter of transmittal covering such Shares, will receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. The shares of Parent Stock constituting the Merger Consideration shall be deemed to have been issued at the Effective Time.

                     (c)If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificat e or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

             (d) After the Effective Time, there shall be no further registration of transfers of Shares by the Company. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

             (e) Any portion of the Merger Consideration made available to the
Exchange Agent pursuant to Section 1.3(a) and not exchanged for Shares shall be returned by the Exchange Agent to Parent at such time and from time to time as Parent may request, provided that such return shall not relieve Parent of its obligation to make cash and Parent Stock available to the Exchange Agent as required by Section 1.3(a). At such time as Parent may determine, provided that such time shall not be earlier than six (6) months following the Effective Time, Parent may discharge the Exchange Agent, in which event Parent shall thereafter act as Exchange Agent.

             (f) No holder of any unsurrendered certificates representing Shares shall have the right to vote the Parent Stock receivable in exchange for such certificates until such certificates are surrendered as provided in this Section 1.3. Following such surrender, such holder shall have the right to vote the Parent Stock for any meeting the record date of which is after the date of such surrender. No dividends or other distributions with respect to the Parent Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.3. Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the
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Parent Stock into which such Shares were converted are registered, all dividends and other distributions payable in respect of such Parent Stock on a date subsequent to, and in respect of a record date after, the Effective Tim e and prior to such surrender. Such holder shall be also entitled to receive, on the payment date therefor, any dividend or distribution the record date for which occurred prior to such surrender and the payment date for which occurred following such surrender. In no event shall any holder be entitled to receive interest on the Cash Portion Per Share to be received in the Merger. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Subsidiary or the Exchange Agent nor any other party hereto shall be liable to a holder of Shares, for Parent Stock, dividends or distributions thereon, the Cash Portion Per Share, or cash in lieu of fractional shares, delivered to a public official pursuant to applicable escheat laws.

             SECTION 1.4.               [INTENTIONALLY LEFT BLANK]

             SECTION 1.5.       STOCK OPTIONS. (a) Upon the conversion
of the Company B Stock into Company A Stock as provided in Section 1.2(a) and
Section 3.7(a), each FBG Option to purchase one share of Company B Stock shall be converted into an option to purchase 1.35 shares of Company A Stock.

             (b) At the Effective Time, the holder of an FBG Option that has been properly exercised prior to the Effective Time in accordance with its terms shall be entitled to receive the Merger Consideration in accordance with Section 1.2(b)(iii), for each share of Company A Stock acquired or to be acquired by virtue of the exercise of such FBG Option.

             (c) At the Effective Time, each FBG Option outstanding pursuant to
Financial Benefit Group, Inc.'s Non-Qualified
Option Plan, whether or not exercisable, and whether or not vested, shall terminate and the Surviving Corporation shall pay to each holder of such an FBG Option cash in an amount equal to the product of: (x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option.

             (d) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s
Equity Incentive Non-Qualified Warrant/Option Program, whether or not exercisable, and whether or not vested, has elected (on or prior to ten days preceding the Effective Time) to receive cash for such Option, such Option shall terminate and the Surviving Corporation shall pay to each holder of such an FBG Option cash in an amount equal to the product of (x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option.

             (e) The holder of an FBG Option outstanding pursuant to Financial
Benefit Group, Inc.'s Employee Incentive Stock
Option Plan, whether or not exercisable, and whether or not vested, will be given the opportunity to request the Company (on or prior to ten days preceding the Effective Time) to allow such holder to receive cash from the Surviving Corporation for such Option in an amount equal to the product of
(x) the excess of the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) over the exercise price per Share of such Option, and (y) the number of Shares subject to such option. If the Company consents to any such request, such Option shall terminate at the Effective Time and such holder shall receive such amount.

             (f) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan, whether or not exercisable, and whether or not vested, has not elected (on or prior to ten days preceding the Effective Time) to receive cash for such FBG Option, such FBG Option shall in accordance with the provisions of such plan become an option to acquire shares of Parent Stock (an "ISO Continuing Option"). The number of shares of
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 Parent Stock subject
to ISO Continuing Options shall be computed in compliance with the requirements of Section 424(a) of the Code. Subject to the foregoing, (x) the number of shares of Parent Stock subject to any such ISO Continuing Option will be determined by multiplying the number of Shares subject to such FBG Option immediately prior to the Effective Time by the "Exchange Ratio" (with the "Exchange Ratio" defined as the sum of (i) the number of shares of Parent Stock receivable for each Share pursuant to Section 1.2(b)(iii), plus
(ii) a number of shares equal to the Cash Portion Per Share divided by the Parent Stock Price, plus (iii) a number of shares equal to $.31 divided by the Parent Stock Price), and (y) the exercise price under any such ISO Continuing Option will be determined by dividing the exercise price per Share in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). Such ISO Continuing Options shall be subject to substantially all of the other terms and conditions of the original options to which they relate. Each holder of ISO Continuing Options shall surrender their current option agreements and execute new option agreements with Parent with respect to such Continuing Options and shall be required to execute an appropriate release.

             (g) At the Effective Time, if the holder of an FBG Option outstanding pursuant to Financial Benefit Group, Inc.'s
Equity Incentive Non-Qualified Warrant/Option Program, whether or not exercisable, and whether or not vested, has not elected (on or prior to ten days preceding the Effective Time) to receive cash for such Option, such Option shall, in accordance with the provisions of such plan, become an option to acquire shares of Parent Stock (an "NQO Continuing Option"). The number of shares of Parent Stock subject to any such NQO Continuing Option will be determined by multiplying the number of Shares subject to such FBG Option immediately prior to the Effective Time of the Merger by the Exchange Ratio. The exercise prices under any such NQO Continuing Option will be determined by dividing the exercise price per Share in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half cent shall be rounded to the next higher whole cent). Such NQO Continuing Options shall be subject to substantially all of the other terms and conditions of the original options to which they relate. Each holder of NQO Continuing Options shall surrender their current option agreements and execute new option agreements with Parent with respect to such Continuing Options and shall be required to execute an appropriate release.

             (h) To make the elections for cash described in Section 1.5(d), any such holder must deposit with the Exchange Agent a properly completed letter of election (including an appropriate release) and the Option Agreements relating to any such FBG Options for which such election is made. Such election shall be irrevocable. Following the Effective Time, each holder shall be sent the amount receivable upon such election. No interest shall be paid on such amount. If the Merger is not consummated, the Option Agreements shall be returned to each such holder. To make the request for cash described in Section 1.5(e), any such holder must deposit with the Company a properly completed letter of request (including an appropriate release) and the Option Agreements relating to any such FBG Options for which such offer is accepted. Such request shall be irrevocable. If the Company consents, following the Effective Time, each holder shall be sent the amount receivable. No interest shall be paid on such amount. If the Merger is not consummated, the Option Agreements shall be returned to each such holder.

             SECTION 1.6.        ADJUSTMENTS.
If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the number of shares of Parent Stock constituting all or part of the Merger Consideration shall be appropriately adjusted.

             SECTION 1.7.       FRACTIONAL SHARES AND WARRANTS.
 No fractional shares of Parent Stock
shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this
Article 1, an amount in cash
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determined by multiplying the Parent Stock Price
by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled. No interest shall be paid with respect to such cash payment. No fractions of a Parent Warrant shall be issued in the Merger. All fractions of a Parent Warrant that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional Parent Warrant results from such aggregation, such holder shall be entitled to receive from Parent, in lieu thereof, upon surrender of stock certificates for exchange pursuant to this Article 1, an amount in cash determined by multiplying such fraction by an amount equal to $.31 divided by the Parent Warrant Fraction. No interest shall be paid with respect to such cash payment.

ARTICLE 2

THE SURVIVING CORPORATION

             SECTION 2.1. CERTIFICATE OF INCORPORATION. The certificate of incorporation of
Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

             SECTION 2.2.    BYLAWS.  The bylaws of
Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the applicable law.

             SECTION 2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

             The Company represents and warrants to Parent that, except as otherwise disclosed on a disclosure schedule delivered on or prior to the date hereof to Parent by the Company (the "Company Disclosure Schedule"):

             SECTION 3.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its busi ness as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a
"Company Material Adverse Effect" means, a material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of the Company and any of its subsidiaries identified pursuant to Section 3.2 (the "Company Subsidiaries") taken as a whole, or on the ability of the Company to perform its obligations hereunder. For purposes of this Agreement, any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect, whether existing or prospective, which is material in relation to the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder.
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             SECTION 3.2.       SUBSIDIARIES.
The Company Disclosure Schedule contains a true and complete list of all of the Company Subsidiaries. Said list sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by the Company and the jurisdiction of incorporation of each corporation. The shares of capital stock of the Company Subsidiaries owned directly or indirectly by Company are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on such list. The Company (i) does not have any direct or indirect subsidiaries other than the Company Subsidiaries, and (ii) other than in the ordinary course of business of the Company, has not made any advances to or investments in, and does not own any securities of or other interests in, any Person. Each of the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own or lease its properties and carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdict ion where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify would not have a Company Material Adverse Effect.

             SECTION 3.3. CORPORATE RECORDS. The corporate record books, transfer books and stock ledgers of the Company and the Company Subsidiaries are complete and accurate in all material respects.

             SECTION 3.4. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers subject to the conditions set forth in this Agreement and, except for the approval by the Company's stockholders of this Agreement, the Merger, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action. Subject to the approval of the Company's stockholders of this Agreement, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors rights and by the availability of equitable remedies. The Board of Directors has unanimously voted to recommend the approval of this Agreement, the Merger and the transactions contemplated hereby, by the Company's shareholders.

             SECTION 3.5. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), including, without limitation, the filing by the Company with the Securities and Exchange Commission (the "SEC") of the Company Proxy Statement (as hereinafter defined); (d) compliance with any applicable requirements under the insurance laws of Florida, Kansas and any other applicable state; (e) compliance with the applicable requirements of the 1933 Act; (f) compliance with any applicable foreign or state securities or Blue Sky laws; (g) compliance with state takeover, antitrust and competition law filings and approvals; and (h) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to: (1) have, individually or in the aggregate, a Company Material Adverse Effect; (2) impair the ability of the Company to perform its obligations under this Agreement; or (3) prevent the consummation of the trans actions contemplated by this Agreement.

             SECTION 3.6. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or any of the Company Subsidiaries, or (b) except for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) assuming compliance with the matters referred to in Section 3.5, contravene or conflict
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with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Company Subsidiary or any of their respective properties or assets, (ii) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or to which the Company or such Company Subsidiary is a party or by which it is affected or any license, franchise, permit or other similar authorization held by the Company or such Company Subsidiary or to which the Company or such Company Subsidiary is a party or by which it is affected or (iii) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary. For purposes of this Agreement, "Lien" means, with respect to an asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

             SECTION 3.7.      CAPITALIZATION.  (a)  The authorized
capital stock of the Company consists of 25,000,000 shares of Company A Stock and 1,750,000 shares of Company B Stock and 5,000,000 shares of preferred stock. As of the date hereof, there are outstanding 6,428,428 shares of Company A Stock and 323,667 shares of Company B Stock and no shares of preferred stock. All shares of Company B Stock outstanding prior to Closing will be converted into Company A Stock prior to Closing. As of the Closing, there will be no shares of Company A Stock or Company B Stock outstanding other than those outstanding as of the date hereof, those issued pursuant to the exercise of FBG Options (as defined herein) or Warrants (as defined herein) outstanding as of the date hereof, or those issued pursuant to the conversion into Company A Stock of the Company B Stock outstanding as of the date hereof or Company B Stock issued upon exercise of options for Company B Stock outstanding on the date hereof.

             (b) As of the date hereof, there are outstanding options and warrants (other than Warrants as defined in Section
3.7(h)) (collectively, "FBG Options") to purchase an aggregate of 1,453,975 Shares of Company A Stock and to purchase an aggregate of 445,130 shares of Company B Stock. All of such FBG Options were issued pursuant to either Financial Benefit Group, Inc.'s Non-Qualified Option Plan, Financial Benefit Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program, or Financial Benefit Group, Inc.'s Employee Incentive Stock Option Plan. Included in the Company Disclosure Schedule are true correct and complete copies of such plans and standard agreements thereunder. Upon the conversion of the Company B Stock into Company A Stock as provided in Section 1.2(a) and
Section 3.7(a), each option to purchase one share of Company B Stock pursuant to its terms shall be automatically converted into an option to purchase 1.35 shares of Company A Stock. Prior to such conversion, as of Closing there will be FBG Options to purchase a number of Shares of Company A Stock and Company B Stock equal to the amounts indicated in the first sentence of this
Section 3.7(b), less Shares of Company A Stock and Company B Stock issued pursuant to FBG Options exercised following the date hereof and prior thereto. As of the date hereof, FBG Options to purchase 1,179,977 shares of Company A Stock are exercisable with the remaining FBG Options to purchase Company A Stock not exercisable, and FBG Options to purchase 329,796 shares of Company B Stock are exercisable with the remaining FBG Options to purchase Company B Stock not exercisable.

             (c) The number of Shares (consisting entirely of Company A Stock) purchasable upon exercise of outstanding FBG
Options issued pursuant to Financial Benefit Group, Inc.'s Non-Qualified Option Plan (whether currently exercisable) is equal to 12,500. All of such FBG Options are non-qualified stock options. The terms of such Plan and the FBG Options issued thereunder require that (i) such FBG Options must be cashed out in connection with the Merger whether such FBG Options are exercisable or not, and (ii) the Company must pay cash to holders of such FBG Options as specified in Section 1.5(c). If the Merger is consummated, the amount of cash required to be paid by the terms of such Plan and the FBG Options issued thereunder is equal to the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) less the exercise prices thereof, multiplied by the number of shares of Company A Stock covered by any such Option. The payment of such amount following the Effective Time does not violate the terms of such FBG Options. No payment of such
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
amount is required if the Merger is not consummated.
There are no such Options for which the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) is less than or equal to the exercise price. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without requiring the payment of cash described in Section 1.5(c), following or in connection with the Merger. All of such FBG Options were issued in transactions exempt from registration under the Securities Act and all applicable state securities laws. The Company Disclosure Schedule lists all holders of Shares issued upon exercise of such FBG Options, which such transactions were exempt from registration under the Securities Act and all applicable state securities laws. The certificates for the Shares issued upon such exercise contain appropriate legends.

             (d) The number of Shares purchasable upon exercise of outstanding
FBG Options issued pursuant to Financial Benefit
Group, Inc.'s Equity Incentive Non-Qualified Warrant/Option Program (whether or not currently exercisable) is equal to 1,060,838 (consisting of FBG Options for 858,338 shares of Company A Stock and for 150,000 shares of Company B Stock). All of such FBG Options are non-qualified stock options or warrants, as the case may be. The terms of such Program and the FBG Options issued thereunder require the Company to pay cash upon the election described in 1.5(d) hereof, but do not require the holders thereof to accept any such cash payment. If the Merger is consummated, the amount of cash required to be paid upon such election by the terms of such Program and the FBG Options issued thereunder is equal to the Merger Consideration (with the Parent Stock portion of the Merger Consideration valued at the Parent Stock Price and the Parent Warrant portion of the Merger Consideration valued at $.31) less the exercise prices thereof, multiplied by the number of shares of Company A Stock covered by any such Option. The payment of such amount following the Effective Time does not violate the terms of such FBG Options. No payment of such amount is required if the Merger is not consummated. The terms of such Plan and the FBG Options issued thereunder provide that following the Effective Time, such FBG Options for which the holders do not elect to receive cash, shall be exercisable for the number of shares of Parent Stock, and the exercise prices, as determined pursuant to Section 1.5(g), whether such FBG Options are exercisable or not, without any consent of any holder thereof. Any such FBG Options which currently are not exercisable shall become exercisable as provided in such Options; none of the signing of this Agreement, the approval of this Agreement by the Board of Directors of the Company, the Merger, the other transactions contemplated by this Agreement or any action taken in connection with the foregoing, will accelerate or lengthen the term of any of such FBG Options. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without the payment of cash pursuant to Section 1.5(d) or the continuation of such Option as specified in Section 1.5(g), following or in connection with the Merger. All of such FBG Options were issued in transactions exempt from registration under the Securities Act and all applicable state securities laws. The Company Disclosure Schedule lists all holders of Shares issued upon exercise of such FBG Options, which such transactions were exempt from registration under the Securities Act and all applicable state securities laws. The certificates for the Shares issued upon such exercise contain appropriate legends.

             (e) The number of Shares purchasable upon exercise of outstanding
FBG Options issued pursuant to Financial Benefit
Group, Inc.'s Employee Incentive Stock Option Plan, (whether or not currently exercisable) is equal to 981,563 (consisting of FBG Options for 583,137 shares of Company A Stock and for 295,130 shares of Company B Stock). All of such FBG Options were incentive stock options within the meaning of Section 422 of the of the Internal Revenue Code when granted and nothing has occurred since the date of granting such options to disqualify them as incentive stock options. The terms of such Plan and the FBG options issued thereunder do not require the Company to pay cash upon the election described in 1.5(e) hereof.
 The payment of such amount following the Effective Time does not violate the terms of such FBG Options. The terms of such Plan and the FBG Options issued thereunder provide that following the Effective Time, such FBG Options for which the holders do not elect to receive cash, shall be exercisable for the number of shares of Parent Stock, and the exercise prices, as determined pursuant to Section 1.5(f), whether such FBG Options are exercisable or not, without any consent of any holder thereof. Any such FBG Options which currently
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
are not exercisable shall become exercisable as provided in such Options; none of the signing of this Agreement, the approval of this Agreement by the Board of Directors of the Company, the Merger, the other transactions contemplated by this Agreement or any action taken in connection with the foregoing, will accelerate or lengthen the term of any of such FBG Options. None of such FBG Options, whether or not exercisable, would terminate pursuant to their terms, or may be canceled, without the payment of cash pursuant to Section 1.5(e) or the continuation of such Option as specified in Section 1.5(f), following or in connection with the Merger. The terms of such FBG Options require that they remain incentive stock options; none of such FBG Options, whether or not exercisable, could become non-qualified stock options. The numbers of shares, and exercise prices set forth expressly in Section 1.5(f), without reference to second sentence thereof, shall not have to be adjusted as a result of Section 424(a) of the Code.
             (f) Set forth in Section 3.7(f) of the Company Disclosure Schedule is a true and complete list of all FBG Options, the Company Stock for which they are exercisable, whether such FBG Options are incentive stock options or non-qualified stock options or warrants, the issue date thereof, the company plan under which such FBG Options were issued, the exercise prices thereof (indicating whether such exercise prices relate to Company A Stock or Company B Stock) and the dates on which such FBG Options become exercisable. The aggregate difference between $5.31 and the exercise prices of all FBG Options (assuming the conversion of Company B FBG Options into Company A FBG Options) is equal to $8,929,359.
             (g) Set forth in Section 3.7(g) of the Company Disclosure Schedule is a true and complete list of all FBG Options held by the officers of the Company named therein, the Company Stock for which they are exercisable, whether such FBG Options are incentive stock options or non-qualified stock options, the issue date thereof, the company plan under which such FBG Options were issued, the exercise prices thereof, and the dates on which such FBG Options become exercisable. Such FBG Options shall be exercised prior to Closing or cash shall be elected or requested pursuant to Sections 1.5(d) or (e) with respect to such FBG Options.
             (h) As of the date hereof, there are outstanding warrants to purchase 643,781 Shares of Company A Stock and no
Shares of Company B Stock, other than warrants included in the definition of FBG Options ("Warrants"). True and correct copies of such Warrants are included in the Company Disclosure Schedule. All of such Warrants are currently exercisable. Pursuant to their terms, upon exercise and payment of the exercise price thereof following the Closing, the holder of the Warrants will be entitled to receive the cash and Parent Stock they would have been entitled to receive had they exercised such Warrants immediately prior to Closing (and to the extent such Warrants are for Company B Stock, had they exercised such Warrants, and converted the Company B Stock received into Company A Stock, immediately prior to Closing). None of such Warrants, whether or not exercisable, would terminate pursuant to their terms, or are cancelable, following or in connection with the Merger. None of such Warrants could be exchanged for cash or paid out in cash without the consent of the holders thereof. The aggregate difference between $5.31 and the exercise price of the Warrants is equal to $2,768,477.
             (i) Following the cash payment for FBG Options as described in Sections 1.5(c), and following the cash payments for those holders who elect or request to receive cash as described in Sections 1.5(d) or 1.5(e), the number of shares of Parent Stock subject to options issuable in exchange for FBG Options under Sections 1.5(f) or 1.5(g) will be no more than 150,000.
             (j) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights. Except as set forth in this Section, there are outstanding (i) no other shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no other options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as
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
the "Company
Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.
             SECTION 3.8.   SEC FILINGS. (a) The Company has
filed all reports required to be filed with the SEC pursuant to the Exchange Act since December 31, 1991 (the "Company SEC Reports"). The Company has delivered or made available to Parent (i) the annual report on Form 10-K for its fiscal year ended 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1995 and June 30, 1995 (iii) its proxy statement dated June 7, 1995, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since June 30, 1995 (collectively, with the Company SEC Reports, the "Company Filings").
             (b) As of its filing date, no Company Filing contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
             (c) No such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act when such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
             SECTION 3.9. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company and the Company Subsidiaries as of the dates thereof and their results of operations and cash flow for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the Company's balance sheet dated as of June 30, 1995, as set forth in the Company's Form 10-Q report for the second quarter of 1995 and "Company
Balance Sheet Date" means June 30, 1995.
             (b) Except as and to the extent set forth on the Company Balance Sheet, the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred since the Company Balance Sheet Date which would not, individually or in the aggregate, have a Company Material Adverse Effect.

             SECTION 3.10.        STATUTORY
FINANCIAL STATEMENTS AND FILINGS. (a) The statutory financial statements
("SAP Statements") of Financial Benefit Life Insurance
Company (the "Company Insurance Subsidiary") for each of the three years in the three-year period ended December 31, 1994, and for the quarter ended June 30, 1995, have been prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("SAP") and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein.
 The Company has heretofore delivered to Parent true and complete copies of all such statements. Such SAP Statements (i) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Company Insurance Subsidiary at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended; (ii) were correct in all material respects when filed; and (iii) were timely filed. The Company has not received written notice from the Florida Commissioner of Insurance asserting any deficiency with respect to such SAP Statements nor, to the best knowledge of the Company, has the Florida Commissioner of Insurance threatened to assert any such deficiency.
             (b) Since June 30, 1995, the Company Insurance Subsidiary has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state insurance regulatory authorities (the "Company Insurance Filings"), and all of the Company Insurance Filings filed prior to the date hereof complied, and all such filings
44
made hereafter prior to the
Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed in the
Company Disclosure Schedule, there are no material open or unresolved issues raised by any insurance or securities regulatory authority with respect to any of such filings.
             (c)  The Company has no reason to believe that any material amount
recoverable pursuant to any material reinsurance,
coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar material arrangements applicable to the Company Insurance Subsidiary or its properties or assets (collectively, "Reinsurance Agreements") is not fully collectible in due course. The Company Insurance Subsidiary is entitled to take full credit in its SAP Statements pursuant to applicable insurance laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. The Company Disclosure Schedule sets forth all assumption reinsurance contracts or arrangements entered into by the Company or any of the Company Subsidiaries in which the Company or such subsidiary has ceded risk to any person.
             (d) Each material reserve and other material liability of the Company Insurance Subsidiary reflected in, or included with, the SAP Statements was determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately preceding prior period, was based on actuarial assumptions that were in accordance with or more conservative than those called for in relevant policy and contract provisions, is fairly stated in accordance with sound actuarial principles and is in compliance with the requirements of applicable insurance laws, rules and regulations. Except as may be affected by deviations from investment assumptions, such reserves and liabilities were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Company Insurance Subsidiary under all outstanding insurance policies, funding agreements, Reinsurance
Agreements and annuity, coinsurance and other similar arrangements as of the respective dates of such SAP Statements. Such investment assumptions were reasonable as of such respective dates. The admitted assets of the Company Insurance Subsidiary as determined under applicable insurance laws, rules and regulations is in an amount equal to the sum of all such reserves and liabilities and the statutory capital and surplus yielding an authorized control level risk based capital ratio of 484%, meeting such laws, rules and regulations.
             SECTION 3.11. ACTUARIAL REPORT.--The Company has delivered to Parent a true and complete copy of any actuarial reports prepared by independent actuaries with respect to the Company or the Company Subsidiaries in the last 12 months, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). To the knowledge of the Company, the policy information and experience data furnished by the Company to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects, except insofar as any inaccuracy shall not have materially affected the accuracy of the Company Actuarial Analyses.
             SECTION 3.12. DISCLOSURE DOCUMENTS. (a) The proxy statement required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Proxy Statement"), and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.
             (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements in, or omissions from, the Company Proxy Statement based upon information furnished to the Company, or omitted therefrom, by Parent specifically for use therein.
             (c) The information with respect to the Company that the Company furnishes to Parent in writing specifically for use in the Registration Statement (as defined in Section 4.16) will not
45
contain at the time the Registration Statement becomes effective or at the Effective Time any untrue statement or a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, not misleading.
             SECTION 3.13.  ABSENCE OF
CERTAIN CHANGES. Since the Company Balance Sheet Date, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practices and there has not been:
             (a) any event, occurrence or occurrences which has had or reasonably could be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
             (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other ownership interests in, the Company;
             (c)  any incurrence, assumption or guarantee by the Company or any
of the Company Subsidiaries of any outstanding
amount of indebtedness for borrowed money other than in the ordinary course of business in accordance with their customary practices;
             (d) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of the
Company Subsidiaries relating to their respective assets or businesses (including the acquisition or disposition of any assets) or any loss or relinquishment by the Company or any of the Company Subsidiaries of any material contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with their customary practices;
             (e)  any material change in any method of accounting or
accounting
practice or policy or application thereof by the
Company or any of the Company Subsidiaries;
             (f)  any increase in (or commitment, oral or written, to
increase)
the rate or terms (including, without limitation,
any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of the Company Subsidiaries to their directors, officers, employees or consultants, except increases occurring in the ordinary course of business in accordance with their customary practices; or
             (g)  any increase in (or commitment, oral or written, to
increase)
the rate or terms (including, without limitation,
any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or contract, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any of the Company Subsidiaries, except increases occurring in the ordinary course of business in accordance with their customary practices.
             SECTION 3.14.  LITIGATION.  There is no (nor to
the knowledge of the Company any grounds for any) action, suit, investigation or proceeding pending against, nor to the knowledge of the Company threatened against or affecting, the Company or the Company Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company in accordance with the plaintiff's demands, would reasonably be expected to have a Company Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.
             SECTION 3.15.      EMPLOYEE
BENEFIT PLANS. (a) The Company Disclosure Schedule contains a list of each employee benefit plan (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are hereinafter referred to individually as a "Plan" and collectively as the "Plans") pursuant to which the Company has any present or future obligations or liabilities with respect to its employees or former employees or their dependents or beneficiaries.
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
There are no negotiations, demands or
proposals (other than routine claims for benefits) which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Plans.
           (b) The Company has delivered or made available to Parent, or will deliver or make available prior to the
Closing, copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans: (i) each of the Plans listed in the Company Disclosure Schedule, including all amendments thereto, and any related trust agreements, group annuity contracts insurance policies or other funding agreements or (ii) the most recent determination letter, if any, from the Internal Revenue Service with respect to the plans that are pension plans as defined in Section 3(2)(A) of ERISA (hereinafter referred to as "Pension Plans"); (iii) current summary plan descriptions and prospectuses; (iv) the most recently filed annual return/report on Form 5500 for each of the Plans; (v) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a plan that is a "group health plan" as defined in Code Section 1621(i); and (vi) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA which is implementing such Plan.
           (c)      Except as set forth in the Company Disclosure Schedule:
(i)
the written terms of each of the Plans and any
related trust agreement, group annuity contract, insurance policy or other funding arrangement are in full compliance with ERISA, the Code and all other applicable legal requirements, and each of the Plans has been administered in full compliance with, and has no direct or indirect liability in connection with such regulatory requirements, (ii) each of the Plans has been administered in compliance with its terms; (iii) each Plan which is a Pension Plan meets the requirements of section 401(a), and, if applicable, Sections 409 and 4975(e), of the Code and has been so qualified since its inception date to the date of this Agreement and each trust forming a part thereof is exempt from income tax pursuant to section 501(a) of the Code; (iv) the Company has not engaged in any "prohibited transaction" (as defined in section 4975 of the Code or section 406 or 407 of ERISA) which could subject the Company to any tax or penalty under section 4975 of the Code or Title I of ERISA; (v) as of the date of this Agreement, there are no actions, suits, arbitrations or claims pending (other than routine claims for benefits), legal, administrative or other proceedings or governmental investigations pending or, to the Company's knowledge, threatened, against (X) the Plans, the Plan fiduciaries or the Plan assets, or (Y) the Company or the Company Subsidiaries with respect to claims related to such Plans, and to the Company's knowledge, there is no basis for any such action, claim proceeding or investigation; (vi) all contributions due and payable from the Company with respect to each of the Plans and all expenses and liabilities relating to each of the Plans for all calendar (plan) years through December 31, 1994 are reflected on the financial statements of the Company and each of the Company Subsidiaries; (vii) no Pension Plan which is a "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, nor any single-employer plan of any entity which is considered a predecessor of the Company or one employer with the Company under section 4001 of ERISA or section 414 of the Code (an "ERISA Affiliate") is subject to section 412 of the Code or Title IV of ERISA; (viii) no Plan currently maintained by the Company or an ERISA affiliate, and no other "employee benefit plan" under which the Company or an ERISA affiliate has any liability or other obligation, is or was a "multiple employer plan" (within the meaning of section 413(c) of the Code) or a "multiemployer plan" (as defined in section 3(37) of ERISA); (ix) neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a multiemployer plan; (x) neither the Company nor any of the Company Subsidiaries has any obligations for retiree health, life or other welfare benefits under any Plan (xi) a request for a favorable determination letter relating to the tax qualified status of each of the Plans under the Code has been filed, is pending, and no indication of an adverse response has been received; and (xii) the Company and the Company's ERISA Affiliates have complied with all applicable notice requirements and has provided group health care continuation and conversion coverage under section 4980B of the Code and/or any other applicable law.
           (d) The Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage
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
(including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance, compensation or benefits which (i) is not one of the Company's Plans, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies of descriptions of all of which have been furnished previously to Parent, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. Neither the Company nor any of the Company Subsidiaries has any obligations for post retirement benefits under any Benefit Arrangement. There are no negotiations, demands or proposals (other than routine claims for benefits) which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of Benefit Arrangements.
           (e)      Except as disclosed on the Company Disclosure Schedule,
the
Company is not a party to or subject to any
collective bargaining agreement with any union or any employment contract or arrangement providing for annual future compensation of any officer, consultant, director or employee.
           (f) No Plan or Benefit Arrangement (including any Plan or Benefit Arrangement covering former employees of the
Company) restricts the ability of either the Company or the Parent to amend or terminate the Plan on or any time after the Closing.
           (g) The Company represents that there will be no acceleration of vesting, benefit accrual or benefit entitlement under either the Plans or the Benefit Arrangements, and, except as disclosed on the Company Disclosure Schedule, there will be no incidence of severance payments or any other termination benefits for which Parent or Surviving Corporation will be responsible as a result of the transaction contemplated hereby or otherwise.
           (h) The Company is not, as of the date hereof, nor will be at the Closing Date, liable for any future payment to any current or former employee resulting from the long- or short-term disability of such person, whether such payments are to be made pursuant to the Company's disability plan, if any, or otherwise.
             SECTION 3.16.  TAXES. (a)  All tax
returns, including estimated tax and informational returns ("Tax Returns"), of or relating to any Taxes heretofore required to be filed by the Company or any of the Company Subsidiaries have been duly filed on a timely basis, other than any such Tax Returns, the failure of which to file would not, individually or in the aggregate, have a Company Material Adverse Effect.
All such Tax Returns were complete and accurate in all material respects and the Company and each of the Company Subsidiaries have timely paid or made adequate provision for the payment of all Taxes shown as due and payable on such Tax Returns. There are no grounds for the assertion or assessment of any additional Taxes against the Company, any of the Company Subsidiaries or their assets with respect to such periods. All unpaid Taxes are properly accrued on the Company or the Company Subsidiaries' books. Set forth on the Company Disclosure Schedule are all Tax Returns for periods up to and including the Closing Date (whether the period ends on such date) which have not been filed as of the Closing Date.
                (b)There are no audits or administrative proceedings, court proceedings or claims pending against the Company or any of the Company Subsidiaries with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or, to the knowledge of the Company, proposed with respect to any Tax Return of or with respect to the Company or any of the Company Subsidiaries and there are no liens for Taxes upon the assets or properties of the Company or any of the Company Subsidiaries, except for liens for Taxes not yet due and owing.
                (c)Since their formation, the Company and all of the Company Subsidiaries have been members
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of an affiliated
group of corporations within the meaning of section 1504 of the Code, with respect to which the Company is and at all times has been the common parent. The Company and each of the Company Subsidiaries have not been members of any other affiliated group of corporations within the meaning of section 1504 of the Code.
                (d)Neither the Company nor any of the Company Subsidiaries are
a
party to or bound by any affiliated group
consolidated return tax allocation agreement, tax sharing agreement or tax indemnification agreement.
                (e)Neither the Company nor any of the Company Subsidiaries are required to include in income any adjustment under section 481(a) of the Code by reason of a change in accounting method initiated by the Company or any of the Company Subsidiaries and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.
                (f)The Company is not a U.S. Real Property Holding Company within the meaning of section 897(c) of the Code.
                (g)Neither the Company nor any of the Company Subsidiaries is
a
partner in any joint venture, partnership or
other arrangement or contract that could be treated as a partnership for federal income tax purposes.
                (h)There are no material intercompany transactions within the meaning of Treasury Regulation section 1.1502-13 in which gain has been deferred.
                (i)The Company and each of the Company Subsidiaries have complied with all laws relating to the withholding of
Taxes and the payment thereof (including, without limitation, withholding of Taxes under sections 1441 and 1442 of the Code, or similar provision under foreign laws), and has timely and properly withheld from employee wages and paid over to the proper tax authorities all amounts required to be withheld and be paid over under applicable law.
                (j)Neither the Company nor any of the Company Subsidiaries are
a
party to any safe harbor lease within the
meaning of section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Company or any of the Company Subsidiaries have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under section 103(a) of the Code. Neither the Company nor any of the Company Subsidiaries are the borrower or guarantor of any outstanding industrial revenue bonds, and are not a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.
                (k)As used in this Agreement, "Taxes" means all taxes,
charges,
fees, levies, or other like assessments,
including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, and franchise taxes imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof ("Government"); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.
              SECTION 3.17. COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Reports, and except for any matter that would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisi ons of any laws, statutes, ordinances or regulations.

              SECTION 3.18.  FINDERS' FEES.  Donaldson, Lufkin &
Jenrette Securities Corporation ("DLJ"), a copy of whose engagement agreement has been provided to Parent, is entitled to fees from the Company
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in accordance with the provisions of said engagement letter by virtute of the transactions contemplated hereby. Based on the capitalization of the Company set forth in this Agreement, such fees would be in the aggregate amount of $1,266,406 plus reimbursement of out-of-pocket expenses (assuming the Parent Stock Price is greater than or equal to $10.50 and less than or equal to $13.25, and further assuming the assumption by the Surviving Corporation of $15,500,000 of Company debt, which was the amount of debt of the Company at June 30, 1995 which would have been used to calculate such fees had the Merger been consummated on that date). Except for DLJ, there is no investment banker, broker, finder or other intermediary (other than Firemark Capital, Inc., whose compensation is payable by DLJ) which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement. The compensation payable to DLJ shall be computed without regard to the value of the Parent Warrants.
              SECTION 3.19.      FAIRNESS OPINION.
The Company's Board of Directors has received from DLJ, a written opinion ("DLJ Fairness Opinion"), dated the date of this Agreement, to the effect that the consideration to be paid by Parent in the Merger is fair to the stockholders of the Company from a financial point of view.
              SECTION 3.20. ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has not (i) received any notice of noncompliance with, violation of, or liability or potential liability under, any laws relating to pollution, the discharge or release of hazardous materials or the disposal of infectious, medical or hazardous waste into the environment ("Environmental Laws"); (ii) entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials or wastes (including infectious and medical wastes); or (iii) agreed to undertake, and has not undertaken, any other cleanup of hazardous materials or wastes (including infectious and medical wastes) relating to properties owned or leased by the Company or any of the Company Subsidiaries or to any off-site location to which waste material has been sent by the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries is in compliance with all Environmental Laws in all material respects.
              SECTION 3.21.      INSURANCE
LICENSES. The Company Disclosure Schedule sets forth a true, correct and complete list of: (a) each of the jurisdictions in which the Company Insurance Subsidiary is duly licensed and in good standing to write insurance; (b) the lines of insurance that the Company Insurance Subsidiary is authorized to write in such jurisdictions (including a notation as to whether the Company Insurance Subsidiary is authorized to transact a variable annuity and/or life or health insurance business therein and any restriction that may exist with respect to any such licenses); and (c) the dates of expiration of each of such licenses. All such licenses and regulatory authorizations are valid and in full force and effect. The
Company and the Company Insurance Subsidiary and their employees have not breached any material provision of, and are not in default under the material terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses or regulatory authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of the Company's knowledge, threatened. No such license or permit issued by any governmental authority to the Company and the Company Insurance Subsidiary, or to any of their present employees who presently holds such a license and uses it in the Company's and the Company Insurance Subsidiary's business, has ever been revoked, suspended or rescinded.
              SECTION 3.22.    ASSETS.  The Company and the
Company Subsidiaries have good and clear record and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except the lien of current taxes and covenants and restrictions of record, which liens, covenants and restrictions do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries. There exists no restriction on the transfer of any such properties or assets which would materially affect the value of such properties or assets. The Company Disclosure Schedule
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
contains a complete
and accurate list, with legal description, of each parcel of real estate owned or leased by the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has any obligation to acquire any interest in any real property other than those described on the Company Disclosure Schedule. The real and personal properties and assets held under lease by the Company and the Company Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made and proposed to be made of such properties and assets by the Company and the Company Subsidiaries. No consent is necessary under the terms of any such lease in connection with the consummation of the transactions contemplated hereby.
              SECTION 3.23. DISPOSAL OF ASSETS. No assets of the Company have been disposed of outside the ordinary course of the Company's business during the two year period preceding the Effective Time. The liabilities of the Company and the Company Subsidiaries were incurred by the Company and the Company Subsidiaries in the ordinary course of its business consistent with past practice.
              SECTION 3.24. INSURANCE POLICIES. All material insurable properties owned or held by the Company and the Company Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business. The Company and the Company Subsidiaries have in effect the insurance coverage listed on the Company Disclosure Schedule which coverage is believed by the Company to be adequate for the business conducted by the Company and the Company Subsidiaries.
              SECTION 3.25.   CONTRACTS.  Except as set forth on
the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is party to or bound by any (a) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licens or or licensee; (b) agreement, contract, or indenture relating to the borrowing of money by the Company or any of the Company Subsidiaries, excluding endorsements made for collection and guarantees made in the ordinary course of business; (c) management agreement, consulting or other similar contract or arrangement; (d) agreement with any present or former officer, director or shareholder of the Company or any of the Company Subsidiaries; or (e) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company or any of the Company Subsidiaries or which involve a payment by the Company or any of the Company Subsidiaries of more than $25,000 in one year.
              SECTION 3.26.      DEFAULTS.
Neither the Company nor any of the Company Subsidiaries is in material breach or material default under any agreement or commitment to which the Company or any of the Company Subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with the Company's or, any such subsidiary's extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.
              SECTION 3.27. DIRECTOR SEVERANCE. Set forth on the Company Disclosure Schedule is a complete and accurate list of all persons who will be entitled to severance payments or other compensation under the FBG Directors Severance Plan on or after the Closing Date, the gross amounts due to such person, and the terms under which such amounts are to be paid.
              SECTION 3.28. EMPLOYEE HANDBOOK. The Company has provided to Parent a true and complete copy of the Company's current employee handbook.
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ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT
              Parent represents and warrants to the Company that, except as otherwise disclosed on a disclosure schedule delivered on or prior to the date hereof to the Company by Parent (the "Parent Disclosure Schedule"):
              SECTION 4.1.     CORPORATE
EXISTENCE AND POWER. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than any such licenses, authorizations, permits, registrations, consents and approvals the failure of which to have would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has heretofore delivered to the Company true and complete copies of the Parent's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a "Parent Material Adverse Effect" means a material adverse effect, on the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of the Parent and/or any of its subsidiaries identified pursuant to Section 4.2 (the "Parent Subsidiaries") taken as a whole, or on the ability of the Parent to perform its obligations hereunder.
              SECTION 4.2.    SUBSIDIARIES.  The Parent Disclosure
Schedule contains a true and complete list of all of the Parent Subsidiaries.
 Said list sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by Parent and the jurisdiction of incorporation of each corporation. The shares of capital stock of the Parent Subsidiaries owned directly or indirectly by Parent are validly issued, fully paid and nonassessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances except as set forth on such list. Except as disclosed on the Parent
Disclosure Schedule, Parent (i) does not have any direct or indirect subsidiaries other than the Parent Subsidiaries, and (ii) other than in the ordinary course of business of the Parent, has not made any advances to or investments in, and does not own any securities of or other interests in, any Person. Each of the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own or lease its properties and carry on its business as now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure so to qualify would not have a Parent Material Adverse Effect Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary has not engaged in any business since its date of inception.
              SECTION 4.3. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the Parent's and Merger Subsidiary's corporate powers subjec t to the conditions set forth in this Agreement, and have been duly authorized by the Boards of Directors of Parent and Merger Subsidiary, and by Parent as the sole stockholder of Merger Subsidiary, and, except for the approval of Parent's stockholders, no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement, the Merger, and the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Parent and Merger Subsidiary, enforceable against the Parent and Merger Subsidiary in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar
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laws relating to or affecting generally the enforcement
of creditors rights and by the availability of equitable remedies.

              SECTION 4.4.   GOVERNMENTAL AUTHORIZATION.  The execution,
delivery and
performance by the Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby and the Merger by the
Parent and Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act and the 1933 Act, including, without limitation, the filing by Parent with the SEC of the Parent Proxy Statement (as hereinafter defined); (d) compliance with any applicable requirements under the insurance laws of Florida, Kansas and any other applicable state; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) compliance with state takeover, antitrust and competition law filings and approvals; and (g) such actions by or filings with governmental bodies, agencies, officials or authorities, the failure of which to obtain or make would not reasonably be expected to: (1) have, individually or in the aggregate, a Parent Material Adverse Effect; (2)
impair the ability of the Parent and Merger Subsidiary to perform their obligations under this Agreement; or (3) prevent the consummation of the transactions contemplated by this Agreement.
              SECTION 4.5. NON-CONTRAVENTION. The execution, delivery and performance by the Parent and/or Merger Subsidiary of this Agreement and the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby do not and will not (except in the case of clauses (b),
(c) and (d) of this Section 4.5, for any such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect): (a) contravene or conflict with the certificate of incorporation or bylaws of the Parent or of Merger Subsidiary,
(b) assuming compliance with the matters referred to in Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or instrument binding upon or applicable to the Parent and/or Merger Subsidiary or any of their properties or assets, (c) result in a violation or breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Parent and/or Merger Subsidiary or to a loss of any benefit to which the Parent and/or Merger Subsidiary is entitled under any provision of any agreement, contract or other decree binding upon the Parent and/or Merger Subsidiary or to which the Parent and/or Merger Subsidiary is a party or by which it is affected or any license, franchise, permit or other similar authorization held by the Parent and/or Merger
Subsidiary or to which the Parent and/or Merger Subsidiary is a party or by which it is affected or (d) result in the creation or imposition of any Lien on any asset of the Parent and/or Merger Subsidiary.
              SECTION 4.6.     CAPITALIZATION.  The authorized capital
stock of the Parent consists of 25,000,000 shares of common stock and
2,000,000 shares of preferred stock.  As of June 30, 1995, there were outstanding 10,072,926 shares of common stock; no shares of preferred stock; stock options to purchase an aggregate of 907,653 shares of common stock of which options to purchase an aggregate of 726,653 shares were exercisable;
and warrants to purchase 170,002 shares of common stock.  All outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this
Section, there are outstanding (a) no other shares of capital stock or other voting securities of the Parent, (b) no securities of the Parent convertible into or exchangeable for shares of capital stock or voting securities of the Parent, and (c) no other options or other rights to acquire from the Parent, and no obligation of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent (the items in clauses (a), (b) and (c)
being referred to collectively as the "Parent Securities"). There are no outstanding obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Securities. All of the Parent Stock and Parent Warrants issuable in exchange for Shares at the Effective Time will be, when so issued, duly authorized, validly issued, fully paid and non-assessable. The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, all of which are validly issued and outstanding, fully paid and nonassessable and owned by Parent.
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              SECTION 4.7.     SEC FILINGS.
Parent has filed all reports required to be filed with the SEC pursuant to the Exchange Act (the "Parent SEC Reports").  Parent has delivered to the
Company (i) its annual reports on Form 10-K for its fiscal years ended 1992,
1993 and 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters March 31, 1995 and June 30, 1995, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, Parent's stockholders, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since June 30, 1995 (collectively, with the Parent SEC Reports, the "Parent Filings").
              (b) As of its filing date, no Parent Filing contained any untrue statement of material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not mis leading.
              (c) No such registration statement as amended or supplemented, if applicable, filed pursuant to the 1933 Act when such statement or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
              SECTION 4.8. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent included in the Parent Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements.) For purposes of this Agreement, "Parent
Balance Sheet" means the Parent's balance sheet as of June 30, 1995, as set forth in the Parent's Form 10-Q report for the second quarter of 1995 and
"Parent Balance Sheet Date" means June 30, 1995.
              (b) Except as and to the extent set forth on the Parent Balance Sheet, Parent and the Parent Subsidiaries do
not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred since the Parent Balance Sheet Date which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
              SECTION 4.9.        STATUTORY
FINANCIAL STATEMENTS AND FILINGS. (a) The SAP Statements of the Parent's insurance subsidiary (the "Parent Insurance Subsidiary")
for each of the three years in the three-year period ended December 31, 1994, and for the quarter ended June 30, 1995, have been prepared in accordance with statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and such accounting practices have been applied on a consistent basis throughout the period involved, except as disclosed therein. The Parent has heretofore delivered to the Company true and complete copies of all such SAP Statements.  Such financial statements
(i) present fairly in all material respects, to the extent required and in conformity with SAP, the financial condition of the Parent Insurance
Subsidiary at their respective dates, and its results of operations, changes in capital and surplus, and cash flows for each of the periods then ended;
and (ii) were correct in all material respects when filed.  The Parent has not received written notice from the Kansas Commissioner of Insurance asserting any deficiency with respect to such statements nor, to the best knowledge of Parent, has the Kansas Commissioner of Insurance threatened to assert any such deficiency.
              (b)        Since June 30, 1995, the Parent Subsidiaries have
filed
all reports and other filings, together with any
amendments required to be made with respect thereto, that they have been required to file with state insurance regulatory authorities (the "Parent Insurance Filings"), and all of the Parent Insurance Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable insurance laws, rules and regulations, and, except as disclosed by the Parent in the Parent Disclosure Schedule, there are no material open or unresolved issues raised by any insurance or
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
securities regulatory authority with respect to any of such filings.
              (c) Each material reserve and other material liability of the Parent Insurance Subsidiary reflected in, or included with, the SAP Statements was determined in accordance with generally accepted actuarial standards consistently applied throughout the specified period and the immediately preceding prior period, was based on actuarial assumptions that were in accordance with or more conservative than those called for in relevant policy and contract provisions, is fairly stated in accordance with sound actuarial principles and is in compliance with the requirements of applicable insurance laws, rules and regulations. Except as may be affected by deviations from investment assumptions, such reserves and liabilities were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of the Parent Insurance Subsidiary under all outstanding insurance policies, funding agreements, Reinsurance
Agreements and annuity, coinsurance and other similar arrangements as of the respective dates of such SAP Statements. Such investment assumptions were reasonable as of such respective dates. The admitted assets of the Parent Insurance Subsidiary as determined under applicable insurance laws, rules and regulations is in an amount equal to the sum of all such reserves and liabilities and the statutory capital and surplus yielding an authorized control level risk based capital ratio of 434%, meeting such laws, rules and regulations.
              SECTION 4.10.   DISCLOSURE DOCUMENTS.  The information with
respect to Parent and the Parent Subsidiaries that Parent furnishes to the
Company
specifically for use in any Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessa ry in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time the
Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time.
              SECTION 4.11.      ABSENCE OF CERTAIN CHANGES.  Since the
Parent Balance Sheet Date,
Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any event, occurrence or development of a state of circumstances or facts which could be expected to have, a Parent Material Adverse Effect.
              SECTION 4.12.     LITIGATION.  There is no action,
suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Parent threatened against or affecting, Parent or any
Parent Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to Parent or any Parent Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Parent
Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.
              SECTION 4.13.    EMPLOYEE BENEFIT PLANS.  (a) The Parent
Disclosure Schedule
contains a list of each Plan pursuant to which the Parent has any material present or future obligations or liabilities with respect to its employees or former employees or their dependents or beneficiaries.
              (b) Parent has delivered or made available to Company, or will deliver or make available prior to the
Closing, copies of the following documents, as they may have been amended to the date hereof, embodying or relating to the Plans: (i) each of the Plans listed in the Parent Disclosure Schedule, including all amendments thereto, and any related trust agreements, group annuity contracts insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, from the Internal Revenue Service with respect to the plans that are Pension Plans as defined in Section 3(2)(A) of ERISA;
(iii) current summary plan descriptions and prospectuses; (iv) the most recently filed annual return/report on Form 5500 for each of the Plans; and
(v) the latest actuarial reports for the Pension Plans.
              (c)        Except as set forth in the Parent Disclosure
Schedule:
(i) the written terms of each of the Plans and
any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in full compliance with ERISA and the Code, and each of the Plans has been
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administered in full compliance with its terms and
all regulatory requirements; (ii) each Plan which is a Pension Plan meets the requirements of section 401(a) of the Code and, if applicable, Sections 409 and 4975(e), and has been so qualified since its inception date to the date of this Agreement and each trust forming a part thereof is exempt from income tax pursuant to section 501(a) of the Code. (iii) the Parent has not engaged in any "prohibited transaction" (as defined in section 4975 of the Code or section 406 or 407 of ERISA) which could subject the Parent to any tax or penalty under section 4975 of the Code or Title I of ERISA; (iv) as of the date of this Agreement, there are no actions, suits, arbitrations or claims pending (other than routine claims for benefits), legal, administrative or other proceedings or governmental investigations pending or, to the Parent's knowledge, threatened, against the Plans or their assets; (v) no "reportable event" (within the meaning of section 4043(c)(l)-(13) of ERISA) as to which a thirty day notice would be required to be filed with the PBGC has occurred with respect to the Pension Plan (other than those that may result from the transactions contemplated by this Agreement); (vi) no Plan currently maintained by the Parent, and no other "employee benefit plan" under which the Parent has any liability or other obligation, is or was a "multiple employer plan" (within the meaning of section 413(c) of the Code) or a "multiemployer plan" (as defined in section 3(37) of ERISA); (vii) all contributions due and payable from the Parent with respect to each of the
Plans and for all calendar (plan) years through December 31, 1994 are reflected on the financial statements of the Parent and each of the Parent Subsidiaries; (viii) neither any Pension Plan which is a "single-employer plan," within the meaning of section 4001(a)(15) of ERISA, nor any single-employer plan of any entity which is considered a predecessor of the Parent or one employer with the Parent under section 4001 of ERISA or section
414 of the Code (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of section 412 of the
Code or section 302 of ERISA, and neither the Parent nor an ERISA Affiliate has an outstanding funding waiver; (ix) neither the Parent nor any of the
Parent Subsidiaries has provided, or is required to provide, security to any
Plan or to any single-employer plan of an ERISA Affiliate pursuant to section 401(a)(29) of the Code; (x)(A) no Pension Plan subject to Title IV of ERISA maintained by the Parent or any of the Parent Subsidiaries has been terminated; and (B) no proceeding has been initiated to terminate any such Pension Plan; (xi) no liability under Subtitle C or D of Title IV Of ERISA has been or is expected to be incurred by the Parent or any of the Parent Subsidiaries with respect to any ongoing, frozen or terminated
"single-employer plan," within the meaning of section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or by an ERISA Affiliate;
(xii) neither the Parent nor any of the Parent Subsidiaries has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a multiemployer plan; (xiii) the Parent has paid all premiums (and interest charges and penalties for late payment), if any, due the PBGC as of the
Closing with respect to the Pension Plans; (xiv) neither the Parent nor any of the Parent Subsidiaries has any obligations for retiree health and life benefits under any Plan (xv) a request for a favorable determination letter relating to the tax qualified status of each of the Pension Plans under the
Code has been filed, is pending, and no indication of an adverse response has been received; and (xvi) the Company and the Company's Erisa Affiliates have complied with all applicable notice requirements and has provided group health care continuation and conversion coverage under 4980B of the Code and/or any other applicable law.
              (d) The Parent Disclosure Schedule lists each employment severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit-sharing bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not one of the Parent's Plans, (ii) is entered into, maintained or contributed to, as the case may be, by the Parent or any of its ERISA Affiliates and (iii)
covers any employee or former employee of the Parent or any of its ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to the Company, are referred to collectively herein as the "Benefit Arrangements."
Each Benefit Arrangement has been maintained in full compliance with its terms and with the requirements prescribe by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement, except where the failure to maintain such Benefit Arrangement in such compliance would not have a Parent Material Adverse Effect.
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              (e)        Except as disclosed on the Parent Disclosure
Schedule,
the Parent is not a party to or subject to any
collective bargaining agreement with any union or any employment contract or arrangement providing for annual future compensation of any officer, consultan
t, director or employee.
              SECTION 4.14.  TAXES.  (a) All Tax
Returns, including estimated tax and informational returns, of or relating to any Taxes heretofore required to be filed by the Parent or any of the Parent Subsidiaries have been duly filed on a timely basis, other than any such Tax Returns, the failure of which to file would not, individually or in the aggregate, have a Parent Material Adverse Effect. All such Tax Returns were complete and accurate in all material respects and the Parent and each of the Parent Subsidiaries have timely paid or made adequate provision for the payment of all Taxes shown as due and payable on such Tax Returns.  There are no grounds for the assertion or assessment of any additional Taxes against the Parent, any of the Parent Subsidiaries or their assets with respect to such periods.  All unpaid Taxes are properly accrued on the Parent or the
Parent Subsidiaries' books.  Set forth on the Parent Disclosure Schedule are
(i) all Tax Returns for periods up to and including the Closing Date (whether the period ends on such date) which have not been filed as of the Closing
Date and (ii) any exceptions to this Section 4.14.
          (b) As of the date hereof, there are no audits or administrative proceedings, court proceedings or claims pending against the Parent or any of the Parent Subsidiaries with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or, to the knowledge of the
Parent, proposed with respect to any Tax Return of or with respect to the
Parent or any of the Parent Subsidiaries and there are no liens for Taxes upon the assets or properties of the Parent or any of the Parent Subsidiaries, except for liens for Taxes not yet due and owing.
              SECTION 4.15.     FINDERS' FEES.  There is no investment
banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Parent or any of the Parent Subsidiaries upon consummation of the transactions contemplated by this Agreement.
              SECTION 4.16. REGISTRATION STATEMENT. The Registration Statement to be
filed by Parent with the SEC with respect to the offering of Parent Stock and Parent Warrants in connection with the Merger (the "Registration Statement")
and any amendments or supplements thereto will, when filed comply as to form in all material respects with the requirements of the 1933 Act and will not contain, at the time the Registration Statement becomes effective or at the Effective Time, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, not misleading; provided that the foregoing representation shall not apply to statements or omissions in the Registration Statement based upon information furnished to Parent or Merger Subsidiary by the Company specifically for use therein.
              SECTION 4.17. ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or as disclosed on the Parent Disclosure Schedule, the Parent has not (i) received any notice of noncompliance with, violation of, or liability or potential liability under, any laws relating to pollution, the discharge or release of hazardous materials or the disposal of infectious, medical or hazardous waste into the environment ("Environmental Laws"); (ii) entered into or agreed to any consent decree or order, and is not subject to any judgment, decree or judicial order, under any Environmental Laws or relating to the cleanup of any hazardous materials or wastes (including infectious and medical wastes);
or (iii) agreed to undertaken, and has not undertaken, any other cleanup of hazardous materials or wastes (including infectious and medical wastes)
relating to properties owned or leased by the Parent or any of the Parent Subsidiaries or to any off-site location to which waste material has been sent by the Parent or any of the Parent Subsidiaries.
              SECTION 4.18.  INSURANCE LICENSES.  The Parent Disclosure
Schedule
sets forth a true, correct and complete list of: (a) each of the jurisdictions in which the Parent and the Parent Subsidiaries are duly licensed and in good standing to write insurance; (b) the lines of insurance that the Parent
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and the Parent Subsidiaries is authorized to write in such
jurisdictions (including a notation as to whether the Parent and the Parent Subsidiaries are authorized to transact a variable annuity and/or life or health insurance business therein and any restriction that may exist with respect to any such licenses); and (c) the dates of expiration of each of such licenses.  All such licenses and regulatory authorizations are valid and in full force and effect. The Parent and the Parent Subsidiaries and their employees have not breached any material provision of, and are not in default under the material terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses or regulatory authorizations and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or, to the best of the Parent's knowledge, threatened. No such license or permit issued by any governmental authority to the Parent and the Parent Subsidiaries or to any of their present employees who presently holds such a license and uses it in the Parent's and the Parent Subsidiaries business has ever been revoked, suspended or rescinded.
              SECTION 4.19. ACTUARIAL REPORT. Parent has delivered to the Company a true and complete copy of any actuarial reports prepared by independent actuaries with respect to Parent or the Parent Subsidiaries in the last 12 months, and all attachments, addenda, supplements and modifications thereto (the "Parent Actuarial Analyses"). To the knowledge of Parent, the policy information and experience data furnished by Parent to its independent actuaries in connection with the preparation of the Parent
Actuarial Analyses were accurate in all material respects, except insofar as any inaccuracy shall not have materially affected the accuracy of the Parent Actuarial Analyses.
ARTICLE 5
COVENANTS OF THE COMPANY
              The Company agrees that:
              SECTION 5.1.    CONFIDENTIALITY.
  Prior to the Effective Time and after any termination of this Agreement, the Company will hold, and will use its reasonable
best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public documents and information concerning
Parent furnished to the Company in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by the Company, (b) in the public domain through no fault of the Company or (c) later lawfully acquired by the Company from sources other than Parent (not owing a duty of confidentiality to Parent); provided that the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by the Company of the confidential nature of such information and are directed by the Company to treat such information confidentially.  The Company's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, the Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all documents and other materials, and all copies thereof, obtained by the
Company or on its behalf from Parent in connection with this Agreement that are subject to such confidence.
              SECTION 5.2.      CONDUCT OF THE COMPANY.  From the date hereof
until the
Effective Time, unless the prior written consent of Parent is obtained, the Company and the Company Subsidiaries (a) will carry on their business diligently and substantially in the same manner as heretofore and will not mak
e or institute any unusual method of management, accounting or operation except in the manner consistent with prior practice or enter into any transaction other than in the ordinary course of business; (b) will not make loans or discounts or any commitments to loan or discount in an aggregate amount greater than $25,000; (c) will not enter into any management, maintenance, servicing or similar contracts having a term of more than one year or providing for fees in excess of a rate of
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$25,000 per year, provided,
that the foregoing shall not prohibit Seller from renewing data processing and computer servicing contracts currently in effect which have an expiration date prior to Closing, on substantially similar terms for no more than one year; (d) will maintain in force all insurance policies in effect on the date of this Agreement; (e) will make investments in the usual course of business consistent with past practice and investment policy (and will promptly inform Parent in writing of the relevant details of all such investments); (f) will not grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or increase in any amount the benefits or compensation, if any, of any such directors, officers, employees or agents of the Company or Company Subsidiaries under any pension plan or other contract or commitment; and will not pay nor agree to pay any bonus or commission to any director, officer, employee or agent thereof and will not otherwise enter into or amend any employment or severance agreement with any such directors, officers, employees or agents, provided that the foregoing shall not prevent
(X) increases in rates of pay to employees who are not officers or directors in amounts and at times consistent with past practice, (Y) annual bonus payments to up to 10 employees of the Company who are not officers or directors and who customarily receive an annual bonus, at such times and in such individual amounts as are consistent with past practice, provided, that, in no event may such bonus payments exceed $25,000 in the aggregate, and (Z) bonuses to officers which the Company is obligated to pay pursuant to the terms of a currently existing bonus plan; (g) will not enter into any material contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with past practices; (h) will not sell or dispose of any of its material assets out of the ordinary course of business and will maintain its assets in their present condition, reasonable wear and tear excepted; (i) will not make any expenditure for fixed assets and will not purchase any data processing equipment for any singl
e item in excess of $25,000 or enter into any leases of fixed assets providing for an annual rental of $25,000; (j) will not declare or pay any dividend or make any other distribution, directly or indirectly, in respect of any capital stock of the Company or Company Subsidiaries (other than distributions from the Company Subsidiaries to the Company in an amount necessary to support the Company's debt service or operations) nor directly or indirectly redeem, purchase or otherwise acquire or issue any such capital stock, or grant or issue any capital stock of the Company or Company
Subsidiaries or stock options, warrants or other rights therefor (other than issuances of Company A Stock and Company B Stock pursuant to the exercise of currently outstanding FBG Options or pursuant to the conversion of Company B Stock to Company A Stock); (k) will not amend the Certificate of
Incorporation or Bylaws of the Company or any of Company Subsidiaries, or
make any change in the authorized or issued capital stock of the Company or such subsidiaries; (l) will not do any act or omit to do any act which will cause or permit a material breach by the Company or Company Subsidiaries of any contract, commitment or obligations, including without limitation this Agreement; (m) will not charge off any loans prior to Closing except in accordance with past policies and procedures consistently applied; (n) will not acquire, purchase any assets of, or make any investment in any entity,
(other than, in the case of normal investing activity, as allowed in (e)
above); (o) will not agree or commit to do any of the foregoing; (p) will not take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or (r) will not omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.
              SECTION 5.3. STOCKHOLDER MEETING: PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement, the Merger, and the transactions contemplated hereby. The Directors of the Company shall recommend approval (and if the vote of the Directors of the Company in favor of this Agreement is unanimous, unanimously recommend approval) of this Agreement, the Merger, and the transactions contemplated hereby by the Company's stockholders, unless the Board of
Directors of the Company determines, in good faith, at a meeting of the full Board of Directors, that the exercise of its fiduciary duties to the
Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to the Parent, requires them to decline to make, withdraw or modify such a recommendation.  Any such declining, withdrawal or modification, however, will not change the approval of the
Merger for purposes of
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Section 251(b) of the DGCL.  In connection with such
meeting, the Company (a) as soon as reasonably practicable, will take steps to prepare, file and clear with the SEC, and thereafter mail to its stockholders, the Company Proxy Statement and all other proxy materials for such meeting, and (b) will use its reasonable best efforts to obtain the necessary approval by its stockholders of this Agreement, the Merger, and the transactions contemplated hereby, unless the Board of Directors of the
Company determines, in good faith, at a meeting of the full Board of
Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to the Parent, requires them not to. Nothing in this
Section 5.3 or 5.5 will be interpreted to eliminate the Company's obligation to prepare, file and clear with the SEC, and thereafter mail to its shareholders, the Company Proxy Statement, solicit proxies in favor of the Merger, or hold a meeting of its stockholders to vote on the Merger as provided herein, provided that, following the declining to make, withdrawal of or modification of the recommendation by the Board in accordance with this
Section 5.3, the Parent shall have to waive in writing its right to the fee described in Section 9.2(b) in order for the Company to be so obligated.
              SECTION 5.4.     ACCESS TO INFORMATION.  From the date hereof
until the
Effective Time, the Company will provide Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and each of the Company Subsidiaries and will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's and each of the Company Subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and each of the Company Subsidiaries.
              SECTION 5.5.        NO SOLICITATION OF ACQUISITIONS PROPOSAL.
Neither the Company nor its affiliates (including
directors, officers, employees, agents, representatives and shareholders or any affiliates or associates thereof) ("Affiliates") shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or, subject to the provisos to this sentence, provide any information to or participate in any negotiations with, any corporation, partnership, agent, attorney, financial advisor, person, or other entity or group (other than the Parent and its Affiliates) ("Third Parties") relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of the Company or its subsidiaries (ii) outside the ordinary course of business, sale of a significant amount of assets of the Company or its subsidiaries (iii) purchase or sale of shares of capital stock of the
Company or its subsidiaries (iv) any similar actions or transactions involving the Company or its subsidiaries other than the transactions contemplated by this Agreement ("Extraordinary Transactions"), or, subject to the provisos to this sentence, agree to or consummate any Extraordinary Transactions; provided, however, that the Company may provide information at the request of, or enter into negotiations with a, third party or agree to or consummate any Extraordinary Transaction if the Board of Directors of the
Company determines, in good faith, at a meeting of the full Board of
Directors, that the exercise of its fiduciary duties to the Company's shareholders under applicable law, as advised in writing by Lord, Bissell &
Brook (or other firm with a national reputation in transactions of this nature) requires it to take any such action, and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided to the Parent. In addition, following receipt of a proposal for an Extraordinary Transaction ("Acquisition Proposal"), the
Company may take and disclose to its stockholders a position contemplated by
Rule 14e-2 or Rule 14d-9 under the Exchange Act or otherwise make a disclosure to its stockholders.  The Company shall immediately inform the
Parent of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction and provide the Parent with a copy of any such written inquiries, proposals and offers, including without limitation any Acquisition Proposal.
              SECTION 5.6. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Parent of:
              (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
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              (b)        any notice or other communication from any
governmental
or regulatory agency or authority in connection
with the transactions contemplated by this Agreement; and
              (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the
Company which, if pending on the date of this Agreement, would have been requi red to have been disclosed pursuant to Section 3.14 or which relate to the consummation of the transaction contemplated by this Agreement.
              SECTION 5.7.      TITLE TO REAL
ESTATE.  As soon as practical after the date hereof, but in any event no later than 60 days after the date hereof, the Company,
at its own expense, shall obtain and deliver to Parent, with respect to all real estate owned by the Company and the Company Subsidiaries and listed on the Company Disclosure Schedule, an owner's preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company reasonably acceptable to Parent, which preliminary report shall contain a commitment of such title insurance company to issue an owner's title insurance policy on ALTA 1970 Owner's Form B insuring the fee simple title of the Company or such subsidiary in such real estate in an amount to be determined, subject only to (a) the standard exceptions to title customarily contained in such title policies and (b) liens of current state and local property taxes which are not delinquent or subject to penalty.
              SECTION 5.8.   MONTHLY FINANCIAL REPORTS.  From and after the
date of this
Agreement the Company shall deliver to Parent within twenty (20) days of the last day of each calendar month, unaudited balance sheets and statements of income of the Company and of each of the Company Subsidiaries for such month (certified by the Chief Financial Officer of the Company (the "Monthly
Reports") The Monthly Reports: (a) will be true, correct and complete in all material respects; (b) shall present fairly (subject to adjustments that would be revealed by an audit, none of which is believed to be material in the aggregate) the financial position of the Company or the Company
Subsidiaries (as the case may be) and the results of operations as of such date; and (c) shall properly reflect all assets of the Company or such subsidiaries (as the case may be) of a kind normally reflected in a balance sheet of such entity.
              SECTION 5.9.      FAIRNESS
OPINION.  The Company shall use its reasonable best efforts to obtain an update and re-issue of the DLJ Fairness Opinion at the time of mailing of the Company Proxy Statement.
              SECTION 5.10.     OPINION.  The Company shall
use its reasonable best efforts to obtain a written opinion from Jordan,
Burt, special counsel to the Company, or such other special counsel reasonably acceptable to Parent, dated as of the Effective Time and substantially in the form contained in Schedule III attached hereto or otherwise in form and substance reasonably satisfactory to Parent; the
Company shall not be required to spend more than $25,000 in this regard.
ARTICLE 6
COVENANTS OF PARENT
              Parent agrees that:
              SECTION 6.1. CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all non-public documents and information concerning the Company and the Company Subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Parent, (b) in the public domain through no fault of Parent or (c) later lawfully acquired by Parent from sources other than the Company; provided that Parent may disclose such information to
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its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent of the confidential nature of such information and are directed by Parent to treat such information confidentially. Parent's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this
Agreement is terminated, Parent will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Parent or on its behalf from the Company in connection with this Agreement that are subject to such confidence.
              SECTION 6.2.    CONDUCT OF PARENT.  From the date hereof until
the Effective Time, Parent shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Parent shall not issue any Parent Stock for consideration less than the market price for such Parent Stock, or any options for Parent Stock with an exercise price below such market price, provided that the foregoing shall not prevent the issuance of Parent Stock in exercise of employee stock options, or the issuance of stock options pursuant to the terms of such plans.  In the event of any issuance of Parent Stock in any acquisition of assets, or in exchange for any stock of another entity in any merger or similar transaction, the determination by the Board of Parent as to the value of the consideration received in such acquisition or exchange shall be conclusive and binding.
              SECTION 6.3.  ACCESS TO INFORMATION.  From the date hereof until the
Effective Time, Parent will provide the Company, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Parent and each of the Parent Subsid iaries and will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Parent's and each of the Parent Subsidiaries employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and each of the Parent Subsidiaries.
              SECTION 6.4.  OBLIGATIONS OF MERGER SUBSIDIARY.  Parent will take all action necessary to
cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this
Agreement.
              SECTION 6.5.    VOTING OF
SHARES.  Parent agrees to vote all Shares beneficially owned by it, if any, to approve this Agreement, the Merger and the transactions contemplated hereby, at the Company Stockholder Meeting.
              SECTION 6.6.     CONTINUING DIRECTORS. The Board of Directors
of Parent
(the "Board") will appoint to the Board three individuals from a group of qualified nominees recommended by the Company and acceptable to Parent, with one individual to be appointed to each of the Board's three classes of directors. If any nominee so appointed is unable to serve the entirety of the remaining term of the class to which such nominee is appointed, the Board will appoint another person from such group to the Board as successor thereto.
              SECTION 6.7. REGISTRATION STATEMENT. Parent shall as soon as reasonably practicable prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC. Parent shall as soon as reasonably practicable take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent
Stock in the Merger, provided Parent shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent or to
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subject itself to taxation as doing business in any jurisdiction where it is not now so taxed.
              SECTION 6.8.      STOCK EXCHANGE
LISTING.  Parent shall use its best efforts to cause the shares of Parent
Stock to be issued in connection with the Merger to be
listed on the NYSE, subject to official notice of issuance and evidence of satisfactory distribution, and shall reserve such shares of Parent Stock for issuance. Parent shall use its reasonable best efforts to cause the Parent Warrants issued in connection with the Merger to be listed on an exchange or NASDAQ National Market, subject to official notice of issuance and evidence of satisfactory distribution, and shall reserve the shares of Parent Stock issuable thereunder. Reasonable best efforts shall not include the payment of more than $10,000 as an initial listing fee for such Warrants, the payment of more than $5,500 per year for such listing, the issuance of any additional
Parent Warrants, or the imposition of unreasonable restrictions or requirements.
              SECTION 6.9. STOCKHOLDER MEETING: PROXY MATERIAL. The Parent shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval of this Agreement, the Merger, and the transactions contemplated hereby. The Directors of the Parent shall, except as otherwise provided in Section 5.5 hereof and subject to their fiduciary duties as determined in good faith by the Board of Directors based on advice of outside legal counsel, recommend approval of this Agreement, the Merger, and the transactions contemplated hereby, by the Parent's stockholders. In connection with such meeting, the Parent (a) will as soon as reasonably practicable take steps to prepare, file and clear with the SEC, and thereafter mail to its stockholders, its proxy statement (the "Parent Proxy Statement") and all other proxy materials for such meeting, and (b) will use its reasonable best efforts to obtain the necessary approval by its stockholders of this Agreement, the Merger, and the transactions contemplated hereby.
              SECTION 6.10. NOTICES OF CERTAIN EVENTS. Parent shall promptly notify the Company of:
              (a)any notice or other communication from any Person alleging that
the consent of such Person is or may be required
in connection with the transactions contemplated by this Agreement;
              (b)any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and
              (c)any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the transaction contemplated by this Agreement.
              SECTION 6.11.    EMPLOYEE BENEFITS.  Parent shall cause
Surviving
Corporation to provide the eligible employees of Surviving Corporation and its subsidiaries with benefits that are in the aggregate generally as favorable as the benefits provided to the eligible employees of Parent and the Parent Subsidiaries, provided, that, Parent, in its sole discretion, may elect to continue the health care coverage currently maintained by the
Company for such eligible employees. The foregoing shall not limit the
Parent's or Surviving Corporation's ability to make any staffing decisions they deem appropriate.
              SECTION 6.12      INDEMNIFICATION.  The Surviving Corporation
shall honor any obligation of the Company immediately prior to the Effective
Time to indemnify and hold harmless the present and former officers and directors of the Company and of the Company Subsidiaries (the "Indemnitees") i
n respect of acts or omissions occurring prior to the Effective Time to the extent required by the Company's certificate of incorporation and bylaws, or any indemnification agreement to which the Company and any Indemnitee are parties (copies of which have been provided by the Company to the Surviving Corporation), in effect on the date hereof, subject to any limitation imposed from time to time under applicable law. For three years after the Effective Time, Parent will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions
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occurring
prior to the Effective Time covering each such Indemnitee on terms with respect to coverage and amounts roughly comparable to the coverage and amounts currently provided by the Company's policy, which provides for coverage in the amount of $2,000,000, so long as such coverage may be obtained by Parent at a reasonable cost, the current cost of the Company's insurance being deemed reasonable for this purpose.
              SECTION 6.13.    FINANCING.  Parent shall use its
reasonable best efforts to obtain, prior to the time of printing of the Joint Proxy Statement, either (i) a commitment from The First National Bank of
Chicago ("First Chicago") for all cash financing necessary for Parent and the Merger Subsidiary to consummate the Merger, and conduct its activities following the Effective Time or (ii) the consent of First Chicago and
Boatmen's National Bank to the Merger under the Company's current agreements therewith, the consent of Shawmut Bank Connecticut, N.A. ("Shawmut") or its successor to the assumption by Parent or the Merger Subsidiary of the
Company's obligations under that certain Credit Agreement dated June 27, 1994 by and between the Company and Shawmut (the "Credit Agreement)", the
extension of such Credit Agreement beyond its current term, and the continuation of the Credit Agreement upon economic terms no less favorable that those currently existing and reflecting an acknowledgement of the enhanced credit standing of the combined entities after the Merger.
              SECTION 6.14.      POOLING LETTER.
Parent will use its reasonable best efforts to obtain from Deloitte & Touche, LLP, a letter dated prior to the time of printing of the Joint Proxy
Statement, addressed to Parent and in form and substance reasonably satisfactory to Parent, to the effect that the business combination to be effected by the Merger is not required to be accounted for as a pooling of interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations (the "Pooling Letter"), provided, that, Parent may abandon its efforts to obtain the Pooling Letter if it determines, in its sole discretion, that the Pooling Letter is unnecessary (in which event the condition in Section 8.2(i) shall lapse).
              SECTION 6.15.  FAIRNESS OPINION.  Parent will use its
reasonable best efforts to obtain from Furman Selz a written opinion ("Furman Selz Fairness Opinion"), dated the time of mailing of the Joint Proxy
Statement, or if dated previously, updated to such time, in either case to the effect that the Merger is fair to the stockholders of the Parent from a financial point of view.
              SECTION 6.16.   RESERVE OPINION.  Parent will use its
reasonable best efforts to obtain the opinion described in Section 8.2(g).
ARTICLE 7
COVENANTS OF PARENT AND THE COMPANY
              The parties hereto agree that:
              SECTION 7.1.   REASONABLE BEST EFFORTS.  Subject to the terms
and conditions
of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Parent's reasonable best efforts shall not be deemed to include agreeing to change the Pricing Date.
              SECTION 7.2.   CERTAIN FILINGS.  The Company and Parent
shall cooperate with each other (a) in connection with the preparation of the Company Proxy Statement and the Parent Proxy Statement (or the Joint Proxy Statement as provided in Section 7.5) and the Registration Statement, (b) in determining whether any action by or in respect of, or filing with, any, governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company
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Proxy Statement and the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
              SECTION 7.3.   PUBLIC ANNOUNCEMENTS.  Neither Parent nor the
Company
will issue any press release or make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other party, except as may be required by applicable law or any listing agreement with any national securities exchange. Parent and the Company shall consult with each other concerning, and endeavor in good faith to agree on, the content of any such required announcement or disclosure.
              SECTION 7.4. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger
Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the
Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
              SECTION 7.5.   JOINT PROXY STATEMENT/PROSPECTUS.  It is
understood and agreed that the Company
and Parent may prepare a Joint Proxy Statement and prospectus in satisfaction of their respective obligations to prepare a Proxy Statement and the
Registration Statement.
ARTICLE 8
CONDITIONS TO THE MERGER
              SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger
Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
              (a)The shareholders of the Company and the Parent shall have duly
approved and adopted this Agreement, the Merger,
and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Certificate or Articles of
Incorporation and By-laws of each of the Company and the Parent.
              (b)any applicable waiting period under the HSR Act relating to the
Merger shall have expired or terminated;
              (c)the transactions contemplated by this Agreement shall have been
approved by any federal, state, foreign or local
governmental or regulatory authority or self-regulatory body the approval of which is required to permit the consummation thereof, including without limitation the Florida and Kansas Commissioners of Insurance if required, without the imposition of any condition, requirement or commitment which would reasonably be expected to have a Company Material Adverse Effect, a
Parent Material Adverse Effect, or a material adverse effect on the business, operations, assets, conditions (financial or otherwise) or results of operations of the Surviving Corporation;
              (d)no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;
              (e)the Company's Board of Directors shall have received from DLJ the DLJ Fairness Opinion updated and re-issued at the time of mailing of the Company Proxy Statement, which opinion shall not have been withdrawn;
              (f)the Company shall have received from Bryan Cave LLP special counsel for Parent and Merger Subsidiary, and from other counsel for Parent reasonably satisfactory to the Company, written
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opinions dated as of the Effective Time and substantially in the respective forms contained in Schedule I attached hereto or otherwise in form and substance reasonably satisfactory to the Company;
              (g)Parent shall have received from Lord, Bissell & Brook,
special
counsel to the Company, Harnett Lesnick Ripps &
Kahn, P.A., outside general counsel to the Company, written opinions, dated as of the Effective Time and substantially in the respective forms contained in Schedule II attached hereto or otherwise in form and substance reasonably satisfactory to Parent.
              (h)no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company, the Company Subsidiaries, the Parent and Parent Subsidiaries after the Effective Time;
              (i)all actions by or in respect of or filings with any
governmental body, agency, official, or authority required
to permit the consummation of the Merger, including but not limited to the Florida and Kansas Insurance Departments and any other insurance regulatory agency in any state in which the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries do business, shall have been obtained;
              (j)the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;
              (k)the shares of Parent Stock to be issued in connection with the
Merger shall have been approved for listing on
the NYSE, subject to official notice of issuance of satisfactory distribution;
              (l)each of Parent and the Surviving Corporation shall execute
and
deliver Employment Agreements with each of Frank
T. Crohn and Donna J. Rubertone, substantially in the forms of Exhibits A-1 and A-2 hereto as applicable, on or before the Closing;
              (m) there shall not have been a downgrading or threatened downgrading of the Parent Insurance Subsidiary by A.M. Best; provided, that, in the event of a threatened downgrading, the parties agree that (i) Parent shall promptly notify the Company of such threatened downgrading, and (ii) neither Parent nor the Company may terminate this Agreement pursuant to
Section 9.1(f) or (g), as the case may be, because of such threatened downgrading unless such threat has not been withdrawn by A.M. Best within ten
(10) calendar days from the date it was received by Parent, and (X) Parent shall have used its reasonable best efforts to have such threat withdrawn prior to such time, and (Y) if permitted by A.M. Best, the Company and Parent shall have made a joint presentation to A.M. Best with a request that it withdraw such threatened downgrading.  If this Agreement is terminated pursuant to Section 9.1(f) or (g), the parties shall make a joint announcement of such termination and the reason therefor; and
              (n) the parties shall have executed the form of the Warrant Agreement prior to the mailing of the proxy statements by each party.
              SECTION 8.2. CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
              (a)REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article 3 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in Article 3 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the date of the Closing, except to the extent such representations and warranties speak as of an earlier date or except for transactions explicitly
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permitted by this Agreement.  The representations and warranties of the Company set forth in Article 3 shall also be true and correct in the aggregate as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the date of the Closing, except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein)
in the aggregate do not have a Company Material Adverse Effect.
              (b) PERFORMANCE OF OBLIGATIONS OF COMPANY.  The Company shall have
performed in all material respects all
obligations required to be performed by it under this Agreement at or prior to the Effective Time.
              (c)       CERTIFICATE.  Parent shall have
received a certificate dated as of the date of the Closing and signed on behalf of Company by the Chief
Executive Officer and Chief Financial Officer the Company, to the effect that the conditions to Parent's obligations set forth in Sections 8.2(a) and (b)
have been satisfied.
              (d) NO MATERIAL ADVERSE CHANGE.  There shall not have occurred any
one or more events with respect to the Company
or the Company Subsidiaries between the Company Balance Sheet Date and the date of the Closing which, individually or in the aggregate, had, or may be reasonably expected to have, a Company Material Adverse Effect, a Parent
Material Adverse Effect or a Surviving Corporation Adverse Effect including, without limitation, a downgrading or threatened downgrading of the Company Insurance Subsidiary by A.M. Best (which is hereby deemed to be such a
Material Adverse Effect) or a development or developments in any litigation listed in the Company Disclosure Schedule with respect to Section 3.14 which, individually or in the aggregate, had, or may be reasonably expected to have, a Company Material Adverse Effect.
              (e) COMFORT LETTER.  Parent shall have received a "comfort letter"
from Deloitte & Touche, LLP, the Company's
independent certified public accountants, dated the date of the Company Proxy Statement and updated as of the date of the Closing, with respect to the financial information regarding the Company and the Company Subsidiaries in form and substance reasonably satisfactory to Parent, and shall have received their consent to the inclusion of their report on the Company's financial statements included in the Registration Statement.
              (f) TAX OPINION. Parent shall have received from its counsel an opinion to the effect that the Merger when consummated in accordance with the terms hereof and any plan of merger entered into by the parties will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, that no gain or loss will be recognized by Parent or the Company on consummation of the Merger, and that the exchange of Parent Stock for Shares will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of the
Company, except with respect to the receipt of the Cash Portion Per Share, the Parent Warrants and cash in lieu of a fractional share of Parent Stock and Parent Warrant, and the Merger will not give rise to recognition of gain or loss for federal income tax purposes to Parent.
              (g) RESERVES.  Parent shall have received an unqualified opinion of an independent actuarial firm, satisfactory to
Parent, that the reserves and assets held by the Company and the Company Insurance Subsidiary are adequate and sufficient to fund the legal and contractual obligations of the Company and the Company Insurance Subsidiary
to the Company Insurance Subsidiary's policy holders as of June 30, 1995.
Such opinion must be accompanied by an Actuarial Memorandum of the same independent actuarial firm, describing the Company's Asset Adequacy Analysis.
              (h)  BLUE SKY COMPLIANCE.  Parent shall have
received all state securities or "blue sky" authorizations necessary to issue Parent Stock and Parent Warrants pursuant to the Merger.
              (i)     POOLING LETTER.  Unless waived,
Parent shall have received the Pooling Letter dated no later than the time of printing of the Joint Proxy Statement.
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              (j)       FAIRNESS OPINION.  Parent shall have
received the Furman Selz Fairness Opinion, dated the time of mailing of the
Joint Proxy Statement, or if dated previously, updated to such time.
              (k) RESIGNATIONS.  Parent shall have received written
resignations
from such office from all directors and officers
of the Company and the Company Subsidiaries.
              (l) AFFILIATES. Parent shall have received a signed "affiliates letter" from all affiliates of the Company (i)
restricting the shares of Parent Stock received from them unless sold pursuant to the requirements of Rule 145 or other exemption from the Federal securities laws, and an opinion to that effect reasonably satisfactory to
Parent (both as to counsel and form of opinion) and (ii) providing for a legend referencing such restriction.
              (m)       FINANCING.  Parent shall
have received, no later than the date of printing of the Joint Proxy
Statement, either (a) a commitment from First Chicago for all cash financing necessary for Parent and the Merger Subsidiary to consummate the Merger, and conduct its activities following the Effective Time or (b) consents or waivers to the execution of this Agreement and to the consummation of each of the transactions contemplated hereby from (i) Shawmut or its successor (to the assumption by Parent or the Merger Subsidiary of the Company's
obligations under the Credit Agreement, the extension of such Credit
Agreement beyond its current term, and the continuation of the Credit
Agreement upon economic terms no less favorable that those currently existing and reflecting an acknowledgement of the enhanced credit standing of the combined entities after the Merger, and (ii) Parent's senior lenders, First Chicago and Boatmen's National Bank.
              (n)     OPTION PLAN AMENDMENT.  The stockholders of
Parent shall have approved an amendment to the 1989 AmVestors Financial Corporation Non-Qualified Stock Option Plan to increase the number of shares issuable under such plan by at least 150,000 shares.
              (o)      RELEASES
 . Parent shall have received appropriate releases from holders of options issued pursuant to Financial Benefit Group, Inc.'s
Employee Incentive Stock Option Plan as described in Section 1.5(f).
              SECTION 8.3.        CONDITIONS TO OBLIGATIONS OF THE COMPANY.
The obligation of the Company to consummate the
transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Subsidiary set forth in Article 4 that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Subsidiary set forth in
Article 4 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made on and as of the date of the Closing, except to the extent such representations and warranties speak as of an earlier date or except for transactions permitted by this Agreement. The representations and warranties of Parent set forth in Article 4 shall also be true and correct in the aggregate as of the date of this Agreement and as of the Closing with the same effect as though made on and as of the date of the Closing, except to the extent the breaches of all the representations and warranties, if any (excluding, for this purpose, any qualifications as to materiality therein)
in the aggregate do not have a Parent Material Adverse Effect.
              (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
              (c)      CERTIFICATE.  The Company
shall have received a certificate dated as of the date of the Closing and signed on behalf of Parent and Merger Subsidiary by the respective Chief Executive Officers and Chief Financial Officers of each such entity, to the effect that the conditions to the Company's obligations set forth in Sections 8.3(a) and (b) have been satisfied.
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              (d) NO MATERIAL ADVERSE CHANGE.  There shall not have occurred any
one or more events with respect to Parent, the
Parent Subsidiaries or the Merger Subsidiary between the Parent Balance Sheet Date and the date of the Closing which, individually or in the aggregate, had, or may be reasonably expected to have, a Parent Material Adverse Effect, including without limitation a development or developments in any litigation listed in the Parent Disclosure Schedule with respect to Section 4.12 which, individually or in the aggregate, had, or may be reasonably expected to have, a Parent Material Adverse Effect.
              (e)  TAX OPINION.  The Company shall
have received from its counsel an opinion to the effect that the Merger when consummated in accordance with the terms hereof and any plan of merger entered into by the parties will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code, that no gain or loss will be recognized by Parent or the Company on consummation of the Merger, and that the exchange of Parent Stock for Shares will not give rise to recognition of gain or loss for federal income tax purposes to the stockholders of the Company, except with respect to the receipt of the Cash Portion Per Share, the Parent Warrants and cash in lieu of a fractional share of Parent Stock and Parent Warrant, and the Merger will not give rise to recognition of gain or loss for federal income tax purposes to the Company.
              (f)   RESERVES.  The Company
shall have received an unqualified opinion of an independent actuarial firm, satisfactory to the Company, that the reserves and assets held by Parent and the Parent Insurance Subsidiary are adequate and sufficient to fund the legal and contractual obligations of Parent and the Parent Insurance Subsidiary to Parent Insurance Subsidiary's policy holders as of June 30, 1995. Such opinion must be accompanied by an Actuarial Memorandum of the same independent actuarial firm, describing Parent's Asset Adequacy Analysis.
ARTICLE 9
TERMINATION
              SECTION 9.1. TERMINATION.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement, the Merger, and the transactions contemplated hereby, by the stockholders of the Company):
              (a)by mutual written consent of the Company and Parent;
              (b)by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;
              (c)by either Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 1996;
              (d)by either Parent or the Company, if the stockholders of the Company or Parent fail to approve and adopt this
Agreement, the Merger and other transactions contemplated hereby at a meeting duly convened therefor;
              (e)by Parent, if the Company shall have received any Acquisition Proposal that the Board of Directors of the
Company has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or has otherwise declined to make, withdrawn or modified its recommendation for the Company's shareholders to approve this Agreement, the Merger and the transactions contemplated hereby;
              (f)by Parent, if any of the conditions specified in Sections 8.1 and 8.2 hereof has not been met or waived by
Parent on or prior to the Effective Time or at such time as such condition can no longer be satisfied;
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              (g)by the Company, if any of the conditions specified in
Sections
8.1 and 8.3 hereof has not been met or waived by the Company on or prior to the Effective Time or at such time as such condition can no longer be satisfied; or
              (h)by either Parent or the Company if the Parent Stock Price is less than $9.50 or greater than $14.50.
              The party desiring to terminate this Agreement pursuant to clauses
(b), (c), (d), (e), (f), (g) or (h) shall give
written notice of such termination to the other party in accordance with
Section 10.1.
          SECTION 9.2.   PAYMENTS
AND EXPENSES. In recognition of the considerable time and expense that the Parent has expended and will expend in entering into this Agreement, and pursuing the Merger and the other transactions contemplated hereby, and in order to induce Parent and Merger Subsidiary to enter into this Agreement, the Company shall pay to the Parent the amounts described in (a) and (b) below.
              (a)In the event that this Agreement is terminated and the Merger has not been consummated (other than as a result of the material breach by the Parent or Merger Subsidiary of their representations, warranties or covenants contained in this Agreement or the exercise by either party of the right to terminate under Section 9.1(h)), and if no Triggering Event (as hereinafter defined) has occurred, the Company shall reimburse the Parent for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000. In the event that this Agreement is terminated and the Merger has not been consummated as a result of the material breach by the Parent or Merger Subsidiary of their representations, warranties or covenants contained in this Agreement (and there shall have been no material breach by the Company of its representations, warranties or covenants contained in this Agreement), and if no Triggering Event has occurred, the Parent shall reimburse the Company for its time and expenses in pursuing and structuring the Merger in an amount equal to $250,000.
              (b)The Company shall pay to Parent $1,000,000 if the Merger is not consummated and any of the following have previously occurred ("Triggering Events"):
              (i)any other party shall have in any manner proposed (whether to management, the directors or the shareholders of the Company or otherwise) or communicated or announced its interest in pursuing an Extraordinary Transaction (after execution of this Agreement), such proposal or interest is publicly communicated or announced by any party, and the shareholders of the Company disapprove the Merger, this Agreement or the transactions contemplated hereby.
              (ii) more than 25% of the Shares held by the directors of the Company are voted against, or abstain from voting on, the Merger, this Agreement and the transactions contemplated hereby.
              (iii) the Company enters into an agreement (or reaches an agreement in principle) providing for an Extraordinary Transaction or the directors or shareholders of the Company shall have authorized or approved the entering into any such agreement or agreement in principle by the Company or any application, notification or filing seeking regulatory approval or clearance of any such agreement, agreement in principle or Extraordinary Transaction shall have been filed;
              (iv) an Extraordinary Transaction shall be consummated by the Company;
              (v) any other party shall have commenced, or publicly communicated an intention to commence, a solicitation of proxies in opposition to approval by the Company's shareholders of this Agreement and the shareholders of the Company disapprove the Merger, this Agreement and the transactions contemplated hereby; or
              (vi) the Board of Directors declines to make, withdraws or amends its recommendation to the
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Company's shareholders
to approve this Agreement, the Merger and the transactions contemplated hereby.
          The fee described in this Section 9.2(b) shall not be payable in the event that the Company has terminated this Agreement, pursuant to its rights under Section 9.1, prior to the occurrence of a Triggering Event. The fee described in this Section 9.2(b) shall also not be payable in the event that the Parent terminates this Agreement (X) pursuant to its rights under
Section 9.1(h), (Y) because the Parent does not receive the pooling letter described in Section 8.2(i) or (Z) because of a downgrading or threatened downgrading of the Parent Insurance Subsidiary or Company Insurance
Subsidiary by A.M. Best, which downgrading or threatened downgrading is not primarily the result of a Triggering Event or actions taken in connection therewith.
              SECTION 9.3.  OTHER RIGHTS
AND REMEDIES. The payments described in Sections 9.2 hereof shall be in addition to, and not in limitation of, any right or remedy that the Parent or Merger Subsidiary may otherwise have for a breach by the Company of the provisions of this Agreement.
              SECTION 9.4.    PROCEDURE UPON
TERMINATION.  In the event of termination and abandonment pursuant to this
Article 9, this Agreement shall terminate and the Merger shall be abandoned without further action by the Company or the Parent, provided that the agreements contained in Sections 5.1 and 6.1 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any breach of this Agreement prior to termination.
ARTICLE 10
MISCELLANEOUS
              SECTION 10.1.     NOTICES.  All
notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                                     if to Parent or Merger Subsidiary, to:
                                             AmVestors Financial Corporation
                                             415 S.W. Eighth Avenue
                                             Topeka, Kansas  66603
                                             Attention: Mark V. Heitz
                                             President and General Counsel
                                             telecopy:  (913) 232-3534
                                       With a copy to:
                                              Bryan Cave LLP
                                              211 North Broadway, Suite 3600
                                              St. Louis, Missouri 63102
                                              Attention: Michael A. DeHaven
                                              telecopy: (314) 259-2020
                                         if to the Company, to:
                                               Financial Benefit Group, Inc.
                                               Attention Frank T. Crohn
                                               7251 West Palmetto Park Road
                                               Boca Raton, Florida 33433
                                               telecopy: (407) 394-8299
                                          With a copy to:

                                             Harnett Lesnick Ripps & Kahn, P.A.
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                                                 Attention: Bertram Harnett
                                                 7251 West Palmetto Park Road
                                                 Boca Raton, Florida 33433
                                                 telecopy: (407) 368-4315
                                            and to:
                                                  Lord, Bissell & Brook
                                                  Attention David L. Skelding
                                                  115 South LaSalle Street
                                                  Chicago, Illinois 60603
                                                  telecopy (312) 443-0336
or such other address or telecopy number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.
                      SECTION 10.2.  SURVIVAL OF
REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time and the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 1.3, 1.5, 1.7, 2.3, 3.7,
3.16, 3.18, 4.15, 5.1, 6.1, 6.6, 6.7, 10.2 and 10.4.
                      SECTION 10.3.  AMENDMENTS; NO WAIVERS. (a) Any
provision of this Agreement may be
amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares of capital stock of the Company; (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any Shares of capital stock of the Company.
                      (b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
                      SECTION 10.4.     EXPENSES.  Except as otherwise
provided
in this Agreement, each party hereto shall pay its own legal and accounting fees, costs and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
                      SECTION 10.5 AFFILIATE RESTRICTIONS/LEGENDS. The shares of Parent Stock received by any affiliate, as that term is defined under the Securities Act,
shall be subject to the restrictions contained in Rule 145 under the
Securities Act and may not be resold by any such affiliate except in compliance with such rule or another applicable exemption from registration under such Act and any applicable state securities laws. The shares of
Parent Stock received by any such affiliate shall contain an appropriate legend.
                      SECTION 10.6. ENTIRE AGREEMENT/NO
THIRD PARTY BENEFICIARIES. All prior negotiations and agreements between the parties hereto relating to the subject matter hereof are superseded by this Agreement and as of the date hereof there are no representations, warranties, understandings or agreements, whether written or oral, expressed or implied, other than those specifically set forth
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herein.  There are no third party beneficiaries to this Agreement.
                      SECTION 10.7. WAIVERS. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.
                      SECTION 10.8.AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS. Each of the parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional actions as shall be reasonably necessary or appropriate for such purpose.
                      SECTION 10.9.  SUCCESSORS AND ASSIGNS.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
                      SECTION 10.10.   GOVERNING LAW.  This
Agreement shall be governed by and construed in accordance with the internal laws and not the conflicts of laws provisions of the State of Kansas.
                      SECTION 10.11.EXCLUSIVE JURISDICTION AND CONSENT TO SERVICE OF PROCESS. The Parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be instituted in a Federal court located in such District, or a state court in such District or County, in which the Parent resides, which shall be the exclusive jurisdiction and venue of said legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such party upon notice to such party thereof as provided in
Section 10.1. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.
                      SECTION 10.12.     DISCLOSURE SCHEDULES.
Notwithstanding anything herein to the contrary, any matter disclosed in any part of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be disclosed in all parts of such Schedules where the other party could reasonably be expected to ascertain the scope of the modification of any such other representation, regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in a
Schedule is not to be deemed determinative of or an indication that such matter is material to the operations of the Company or Parent, as the case may be.
                      SECTION 10.13. COUNTERPARTS: EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
                                        FINANCIAL BENEFIT GROUP, INC.
                                        By: /c/ Frank T. Crohn
                                        Title: CHAIRMAN AND CEO
                                        AMVESTORS FINANCIAL CORPORATION
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                                        By:/c/ Ralph W. Laster, Jr.
                                        Title: CHAIRMAN AND CEO
                                        AMVESTORS ACQUISITION SUBSIDIARY, INC.
                                        By:/c/ Mark V. Heitz
                                        Title: PRESIDENT
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